Execution

ASSET PURCHASE AGREEMENT

BY AND AMONG

GLOBAL EAGLE ENTERTAINMENT INC.,

GEE CONTENT SERVICES CORPORATION,

GEE NEWCO CORPORATION,

PMG CALIFORNIA, INC.,

DTI SOFTWARE FZ-LLC,

POST MODERN EDIT, LLC,

RICHARD WARREN

AND

HAMID SAMNANI

Dated as of May 8, 2013

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of May 8, 2013, by and among Global Eagle Entertainment, Inc., a Delaware corporation (“GEE”), GEE Content Services Corporation, a Delaware corporation and wholly owned subsidiary of GEE (“Content Services”), GEE Newco Corporation, a Delaware corporation and wholly owned subsidiary of GEE (“Newco”), PMG California, Inc., a Canadian corporation and wholly owned subsidiary of GEE (“PMG California”), DTI Software FZ-LLC, a UAE limited liability company and affiliate of GEE (“DTI Software,” and, collectively with Content Services, Newco, PMG California and GEE, the “Buyer”), Post Modern Edit, LLC, a California limited liability company dba Post Modern Group, LLC (“PMG”), on its own behalf and on behalf of each of the Affiliates of PMG listed on Exhibit A to this Agreement (sometimes collectively with PMG, the “PMG Companies”), Richard Warren, an individual (“Warren”), and Hamid Samnani, an individual (“Samnani” and, together with Warren, each a “Seller” and collectively, the “Sellers”).

RECITALS

A.           The PMG Companies are in the business of providing post production, programming and content management services to the commercial airline, home video and cruise industries (collectively, the “Business”).

B.           Each of the PMG Companies desires to sell, and the Buyer desires to purchase, substantially all of the assets of the Business on the terms and subject to the conditions of this Agreement.

C.           The Sellers control each of the PMG Companies and wish to authorize the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises, representations, warranties and covenants contained in this Agreement, and such other in consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          DEFINITIONS

“Acquiring Parties” has the meaning set forth in Section 6.1(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.4(a).

“Affiliate” means, with respect to any particular Person, (a) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person, (c) any partner, officer, director, employee or shareholder of such Person or any parent, spouse, child, brother, sister or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing, or (d) any liquidating trust, trustee or other similar person or entity for any Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

“Allocation Schedule” has the meaning set forth in Section 5.2(d).

“Ancillary Agreements” means the Employment Agreements, the Lock-Up Agreements and the Escrow Agreement.

“Arbitrator” has the meaning set forth in Section 2.4(a).

“Assets Acquisition” has the meaning set forth in the Preamble.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Assumed Indebtedness” means up to $3.14 million of the Indebtedness of the PMG Companies owed to Union Bank pursuant to the Union Bank Obligations, along with an additional $300,000 in restricted line of credit availability arising under such obligations.

“Bank Debt Reduction” means the number, in dollars, determined by multiplying (a) the positive difference between (i) $3.14 million and (ii) the aggregate amount of the outstanding principal balance of the Union Bank Obligations plus all accrued but unpaid interest due thereon as of the Closing Date, by (b) 0.5.

“Base Purchase Price” means $15.5 million, payable in the form of the (a) Cash Component and (b) Share Consideration.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

“Basket” has the meaning set forth in Section 6.2(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which government offices are required or authorized by law to be closed in the cities of Los Angeles, California.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnifiable Losses” has the meaning set forth in Section 6.1(d).

“Buyer Share Price” means $9.70, the agreed upon per share value of GEE Common Stock for all purposes under this Agreement and the Escrow Agreement.

“Calculation Period” means fifteen (15) days following the Buyer’s receipt of the audited financial statements of the Combined Operations for the Earn-out Period.

“Cap” has the meaning set forth in Section 6.2(a).

“Cash Component” has the meaning set forth in Section 2.3(a)(i).

“Cause” shall have the meaning therefor, as set forth in each of the Employment Agreements.

“Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Closing Date Statement” has the meaning set forth in Section 2.4(a).

“COBRA” has the meaning set forth in Section 3.2(p)(iv).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Combined EBITDA” means EBITDA of the Combined Operations.

“Combined Operations” means the combined businesses and operations of the Business and the Integrated GEE Production Businesses.

“Company 401(k) Plan” has the meaning set forth in Section 5.3(b).

“Company Intellectual Property” means (i) all Intellectual Property which is owned or used by any of the PMG Companies in the Business; (ii) all licenses and agreements pursuant to which any PMG Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights.

“Company Services and Products” means all service offerings, products, technology or software of each of the PMG Companies that are marketed, sold, distributed, supported or in inventory or that any PMG Company intends to market, sell or distribute, including any service offerings, products, technology or software under development, and including any such service offerings, products, technology or software that form the basis, in whole or in part, of any revenue or business projection of any PMG Company.

“Confidential Information” means any information concerning the businesses and affairs of any of the PMG Companies other than any such information that is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Person to whom disclosure has been made).

“Contaminants” has the meaning set forth in Section 3.2(k)(xv).

“Content Services” has the meaning set forth in the Preamble.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which any PMG Company is a party or by which any of its assets are bound.

“Current Assets” means, at any time, the following current assets of the PMG Companies determined in accordance with GAAP applied on a basis consistent with the Latest Balance Sheet (provided that any reserve for uncollectible accounts will be established as set forth below), in each case without duplication and only to the extent such assets are included in the Purchased Assets:

a.           accounts and notes receivable at the full face value thereof excluding, in the case of accounts receivable, an aggregate reserve for uncollectible accounts equal to the aggregate amount of those accounts receivable that as of the Closing Date should be reserved for under GAAP as historically been applied to the PMG Companies, which amount was equal to $550,000 (the "A/R Reserve");

b.           all prepaid operating expenses (but only to the extent that the Buyer will receive the benefit thereof);

c.           lease deposits (regardless of the treatment of such deposits in accordance with GAAP);

d.           other current assets (but excluding cash), and

f.            inventory, less a reserve as of the Closing Date of $100,000 (the "Inventory Reserve").

provided that, notwithstanding anything to the contrary in this Agreement, Current Assets shall not include any assets relating or attributable to Taxes, including deferred Tax assets, or the Restricted L/C Cash.

“Current Liabilities” means the following current liabilities of the PMG Companies determined in accordance with GAAP applied on a basis consistent with the Latest Balance Sheet, but only to the extent such liabilities are included in Assumed Liabilities:

a.           accounts payables incurred in the ordinary course of business (including charges on the PMG Companies credit cards);

b.           payroll liabilities, included without limitation, Unfunded Plan Liabilities; and

c.           other current liabilities (but excluding any short term loans and related party liabilities),

provided that, notwithstanding anything to the contrary in this Agreement, Current Liabilities shall not include any liabilities relating or attributable to Taxes, including deferred Tax liabilities.

“Customer or Business Relation” has the meaning set forth in Section 5.1(d).

“DTI Software” has the meaning set forth in the Preamble.

“Dubai Assets” has the meaning set forth in Section 2.1(a)(xviii).

“Dubai Lease Obligation” means the obligation of Samnani to make monthly lease payments of $3,300 with respect to office space leased in Dubai Media City, UAE.

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.5(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.5(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.5(b)(i).

“Earn-out Payment” means the cash payment, or portion thereof, due to Sellers pursuant to Section 2.5(a) on satisfaction of an EBITDA Threshold, as further set forth on Exhibit B hereto.

“Earn-out Period” means the period beginning on the Closing Date and ending on December 31, 2014.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as calculated by the Buyer for the Combined Operations.

“EBITDA Thresholds” means the threshold levels of Combined EBITDA that are set forth on Exhibit B hereto.

“Effective Time” has the meaning set forth in Section 2.7(a).

“Employer” has the meaning set forth in Section 5.3(a).

“Employment Agreement” means the form of Employment Agreement to be entered into between the Buyer (or an Affiliate thereof) and each PMG Executives, which agreements shall be substantially in the form of Exhibit D hereto.

“Employment Law” has the meaning set forth in Section 3.2(p)(iv).

“Employment Loss” has the meaning set forth in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., or any comparable state or local law.

“Environmental Laws” means all United States federal, state, local and foreign laws, statutes, regulations, ordinances, rules and common law, pertaining to Hazardous Materials, pollution, protection of the environment, or public health and safety with respect to exposure to Hazardous Materials, and including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Clean Air Act and the Toxic Substances Control Act, each as amended from time to time together with all regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or other business entity that is included in a controlled group of corporations within which any PMG Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the any PMG Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which any PMG Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with any PMG Company pursuant to regulations issued under Section 414(o) of the Code.

“Escrow Account” has the meaning set forth in Section 2.3(a)(ii).

“Escrow Agent” means the Escrow Agent under the Escrow Agreement, which Escrow Agent shall be mutually agreed to by the Parties prior to the Closing Date.

“Escrow Agreement” means the Escrow Agreement, of even date herewith, by and among GEE, the Buyer, each of the PMG Companies, the Sellers and the Escrow Agent, which agreement shall be substantially in the form of Exhibit C attached hereto.

“Escrow Amount” means ten percent (10%) of the Base Purchase Price, which amount shall be delivered to the Escrow Agent solely in the form of the Escrow Shares.

“Escrow Shares” means that portion of the Share Consideration equal to the Escrow Amount as of the Closing Date. The value of each share of GEE Common Stock included as the Escrow Shares shall equal the Buyer's Share Price.

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(b).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.3(b).

“Estimated Payment” has the meaning set forth in Section 2.3(b).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Taxes” means (i) all Taxes of, imposed on or owed by Sellers, the PMG Companies or any of their respective Affiliates for any period, (ii) all Taxes relating or attributable to the Excluded Assets or Excluded Liabilities for any period, and (iii) all Taxes relating or attributable to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, for the portion of such taxable period ending on and including the Closing Date.

“Fifteen Month Window” means the fifteen (15) month period following the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.2 (f)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing the Financial Statements for the Most Recent Fiscal Year End.

“GEE” has the meaning set forth in the Preamble.

“GEE Common Stock” means GEE’s Common Stock, par value $0.0001 per share.

“Good Reason” shall have the meaning therefor, as set forth in the Employment Agreement.

“Governmental Authority” means any of the following: (i) the United States of America or any other country, (ii) any state, commonwealth, province, territory or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities), and (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator or panel of arbitrators.

“Hazardous Material” means any substance, material or waste, whether solid, liquid or gaseous in nature which is defined or characterized as “hazardous waste”, a “hazardous substance”, a “pollutant” or a “contaminant” under the Environmental Laws; petroleum products, including gasoline, diesel fuel, fuel oil, crude oil and motor oil and the constituents and fractions thereof; asbestos, including asbestos containing materials; and polychlorinated biphenyls.

“Indebtedness” of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, shall include (i) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, (iv) capitalized lease obligations, (v) obligations with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (vi) all guaranties, surety or indemnity obligations by such Person and (vii) all obligations of such Person in regard to guaranties or sureties by others of such Person’s obligations, regardless of whether by payment or performance, or whether such guaranties are in the form of, without limitation, letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty.

“Indemnification Certificate” has the meaning set forth in Section 6.6(a).

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Indemnifying Party” has the meaning set forth in Section 6.6(a).

“Integrated GEE Production Businesses” means the businesses of GEE and its Subsidiaries to be integrated with the Business, including Inflight Productions, IRFEL, The Lab.Aero, Atlas Air, Entertainment Concept, Entertainment in Motion, Fairdeal and Emphasis Video Entertainment.

“Intellectual Property” means any and all of the following (including, without limitation, all copies and embodiments thereof, in electronic, written or other media; all rights to seek and recover damages and/or settlements for any claims whatsoever related thereto)and improvements thereto, and the like;) in the United States and outside of the United States:  (i) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, other indicia of source of origin, all applications to register the same, and all goodwill related thereto (the “Trademarks”); (ii) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto, all renewals, extensions, divisions, continuations, continuations-in-part thereof, and rights related thereto (the “Patents”); (iii) all registered and unregistered copyrights and all applications to register the same, all copyrightable works, and all derivative works thereof, (the “Copyrights”); (iv) all computer software and databases (excluding software and databases licensed to Sellers and/or the PMG Companies under standard, off-the-shelf, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties’ business with annual fees or other payments of less than $5,000) (the “Software”); (v) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information, including without limitation, all technology, software, know-how, techniques and related processes relating to content encoding and compression and content management (“Proprietary Rights”); and (vii) all Internet domain names and all registrations.

“Knowledge” with respect to the Sellers or any of the PMG Companies shall mean the knowledge of Samnani and Warren, in each case after reasonable investigation and inquiry by each of them.

“Latest Balance Sheet” has the meaning set forth in Section 3.2(f)(i).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.2(f)(i).

“Law” shall mean any statute, law, regulation, ordinance, executive order, judgment, order, decree, stipulation, injunction, administrative order, common law doctrine or other regulation or rule of any Governmental Authority, including without limitation all Environmental Laws.

“Leased Real Property” has the meaning set forth in Section 3.2(j)(i)(A).

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which any PMG Company holds, uses, occupies or possesses any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any PMG Company thereunder.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including any liability for Taxes.

“Lien” means any mortgage, pledge, easement, security interest, charge, claim, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.

“Lock-Up Agreements” means the Lock-Up Agreements to be entered into between GEE and each PME Executive on the Closing Date, which agreement shall be substantially in the form attached hereto as Exhibit E.

“Loss” or “Losses” has the meaning set forth in Section 6.1(b).

“Material Adverse Effect” means any event, change or occurrence that, individually or together with any one or more other events, changes or occurrences, has had, or could reasonably be expected to have, a material adverse effect or impact upon the assets, prospects or condition (financial or otherwise), results of operations, business or earnings of any PMG Company, or on the ability of any of the Parties to consummate the transactions contemplated hereby.

“Maximum Earn-out Payment” has the meaning set forth in Section 2.5(a).

“Most Recent Fiscal Year End” means December 31, 2012.

“NCL Agreement” means that certain Content Services Agreement to be entered into by and between Media Orbit Networks, LLC and Norwegian Cruise Lines, which agreement shall be substantially on the terms set forth in draft of such agreement prepared as of the date of this Agreement.

“Net Working Capital” shall mean the difference, positive or negative, between the Current Assets over the Current Liabilities. In the interest of clarity, the determination of Net Working Capital shall not include any Excluded Assets or Excluded Liabilities.

“Non-Competition Period” has the meaning set forth in Section 5.1(c).

“Non-Transferred Employees” has the meaning set forth in Section 5.3(a).

“Notice” has the meaning set forth in Section 7.5.

“Notice Period” has the meaning set forth in Section 2.4(a).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Ordinary Course of Business” means an action (i) that is in the ordinary course of business consistent with the past custom and practice of any PMG Company in the operation of the Business, and (ii) that could reasonably be expected to be similar in nature and magnitude to actions customarily taken in the ordinary course of operations of other companies in a business or industry similar to the Business.

“Paramount Agreement” means that certain Non-Theatrical Distribution Agreement and that certain Maritime Distribution Agreement, in each case to be entered into by and between one or more of the PMG Companies and Paramount Pictures, which agreements shall be substantially on the terms set forth in each of the form of agreements prepared as of the date of this Agreement (on otherwise set forth in the final term sheets with respect thereto) and, in any event, neither such agreement shall include the previously discussed letter or letters of credit in the approximate amount of $8,000,000.

“Participate” has the meaning set forth in Section 5.1(c).

“Party” or “Parties” means each or all of GEE, the Buyer, the Sellers, and the PMG Companies.

“Periodic Taxes” has the meaning set forth in Section 5.2(b).

“Permits” has the meaning set forth in Section 3.2(r).

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, or Governmental Authority.

“Personal Property” means all tangible personal property owned by any PMG Company and used primarily in the operation or conduct of the Business on the Closing Date, including, without limitation, all equipment, furniture and materials.

“Plans” means: (i) all employee benefit plans as defined in Section 3(3) of ERISA; and (ii) all other pension, retirement, profit sharing, welfare, wellness, disability, group insurance, severance pay, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, stock-related, stock option, phantom stock, fringe benefits and incentive plans which pertain to any employee, former employee, director, officer, shareholder of any PMG Company, or ERISA Affiliate and (a) to which any PMG Company or any ERISA Affiliate is or has been a party or by which any of them is or has been bound as of the date of this Agreement or (b) to which any PMG Company or any ERISA Affiliate may otherwise have any liability (including any such plan or arrangement formerly maintained by any PMG Company or any such ERISA Affiliate of any PMG Company).

“PMG” has the meaning set forth in the Preamble.

“PMG California” has the meaning set forth in the Preamble.

“PMG Companies” has the meaning set forth in the Preamble.

“PMG Disclosure Schedules” means the disclosure schedules attached to this Agreement setting forth exceptions to the representations and warranties regarding the PMG Companies set forth in Section 3.2.

“PMG Executives” means Samnani and Warren.

“PMG Indemnifiable Losses” has the meaning set forth in Section 6.1(d).

“PMG Severance Cap” means $250,000.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Contracts” has the meaning set forth in Section 2.1(a)(viii).

“Registered Shares” means shares of GEE Common Stock that have been registered pursuant to an effective registration statement filed in accordance with Section 5 of the Securities Act and the rules and regulations thereunder.

“Released Claims” has the meaning set forth in Section 5.1(d).

“Released Parties” has the meaning set forth in Section 5.1(d).

“Releasing Parties” has the meaning set forth in Section 5.1(d).

“Required Consents” has the meaning set forth in Section 2.7.

“Resolution Period” has the meaning set forth in Section 2.4(a).

“Restricted Business” has the meaning set forth in Section 5.1(c).

“Restricted L/C Cash” means three certificates of deposit in the amounts of $699,934.00 in Citibank (Singapore), $82,950.00 in American Savings Bank and $29,300.00 in American Savings Bank, each of which supports the Specified LCs and is otherwise reflected as restricted cash on the Latest Balance Sheet.

“Review Period” has the meaning set forth in Section 2.5(b)(ii).

“Samnani” has the meaning set forth in the Preamble.

“Securities Act” has the meaning set forth in Section 3.2(cc)(i).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Share Consideration” means 515,464 shares of GEE Common Stock.

“Specified LCs” means letters of credit drawn in favor of Union Bank and one or more of its affiliates in support of the provision of services by the PMG Companies to Singapore Airlines.

“State Laws” means all applicable state securities laws.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which another person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

“Survival Period” has the meaning set forth in Section 6.1(a).

“Target Net Working Capital” means $0.00.

“Tax” or “Taxes” means all (i) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local, foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat or similar Laws, (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (x) any item described in clause (i) or (y) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of contract, including any Tax Sharing Agreement, assumption, transferee, successor or similar liability (including bulk transfer, sales or similar law), operation of law, including pursuant to Treasury Regulations Section 1.1502-6 or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law, or otherwise.

“Tax Return” means any return, declaration, form, report, claim informational return (including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Third Party Claims” has the meaning set forth in Section 6.7(a).

“Three Month Window” means the first three (3) months following the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“Transferred Employees” has the meaning set forth in Section 5.3(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“True-Up Payment” shall have the meaning set forth in Section 2.4(d).

“Unfunded Plan Liabilities” means all liabilities relating to the obligations of the PMG Companies to make matching contributions to any Employee Benefit Plan.

“Union Bank” means Union Bank, National Association.

“Union Bank Obligations” means all of the obligations of the PMG Companies to Union Bank.

“Warren” has the meaning set forth in the Preamble.

“Year-End Financial Statements” has the meaning set forth in Section 3.2(f)(i).

2.          PURCHASE AND SALE

2.1         Purchase and Sale.

(a)          Subject to the provisions of this Agreement, the Buyer will purchase, and each of the PMG Companies will sell, transfer and assign to the Buyer, free and clear of any and all Liens by appropriate instruments of conveyance reasonably satisfactory to the Buyer, all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by any PMG Company as of the Closing Date, and belonging or related to, used in or intended to be used in the Business, whether tangible, intangible, real or personal and wherever located, including, without limitation, all of the following assets, but excluding all Excluded Assets (collectively, the “Purchased Assets”).

(i)          the Business as a going concern;

(ii)         the goodwill of each PMG Company;

(iii)        all billed and unbilled accounts receivable and all correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(iv)        all claims, deposits, prepaid expenses, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(v)         all interests in leased or subleased real estate listed on Schedule 2.1(a)(v);

(vi)        all inventory;

(vii)       all machinery, equipment, spare parts and supplies, computers. computer hardware and all related equipment and fixtures and all other tangible personal property, an accurate and complete list of which is set forth on Schedule 2.1(a)(vii) (together with any additions thereto prior to the Closing Date);

(viii)      all furniture, an accurate and complete list of which is set forth on Schedule 2.1(a)(viii) (together with any additions thereto prior to the Closing Date);

(ix)         except for any Excluded Contract and subject to Section 2.8, all rights existing under all Contracts related to the Business to which each PMG Company is a party, including, without limitation, each Contract set forth on Schedule 3.2(l) (collectively, the “Purchased Contracts”);

(x)          all lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, manufacturers and agents, except for any of the foregoing to the extent they relate to Excluded Assets;

(xi)          all Permits and applications therefor, tax abatements and other similar permits or rights owned, utilized, held or maintained by or licensed to any PMG Company, primarily in connection with the Business;

(xii)        all insurance benefits, including all rights and proceeds, and warranty and condemnation net proceeds received after the Closing Date arising from or relating to the Business, any Purchased Assets or Assumed Liabilities;

(xiii)       except as provided in Section 2.1(b)(ii) below and to the extent they relate to Excluded Assets or Excluded Liabilities, all books, records, ledgers, files, documents, correspondence, lists, studies, reports, promotional and marketing materials, and other printed or written materials;

(xiv)      except as prohibited by applicable Law, all personnel and other records related to the Transferred Employees;

(xv)       all PMG Companies Intellectual Property;

(xvi)      all rights of each PMG Company under any confidentiality, non-competition or similar agreements with current or former employees and independent contractors who provided services to the Business and/or participated in the development of the PMG Companies Intellectual Property;

(xvii)     all Personal Property;

(xviii)    any and all assets of Post Modern Middle East FZ-LLC, a Dubai entity, held by Samnani (the “Dubai Assets”); and

(xix)       all other assets of any kind or nature of each PMG Company related to the Business, other than the Excluded Assets.

(b)          Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby:

(i)          the rights of each PMG Company and/or the Sellers under or pursuant to this Agreement and the other Ancillary Agreements;

(ii)         each PMG Company’s general ledger, accounting records, minute books and statutory books (provided that the Buyer shall be given copies of the general ledger, accounting records and minute books as such documents exist as of the Closing Date);

(iii)        each PMG Company’s personnel records and any other records that the PMG Companies is required by law to retain in its possession;

(iv)        all rights existing under each Contract set forth on Schedule 2.1(b)(vi) (collectively, the “Excluded Contracts”);

(v)         all cash, cash equivalents, certificates of deposit and cash held in escrow set forth on Schedule 2.1(b)(vii), including without limitation, the Restricted L/C Cash;

(vi)        all bank accounts; and

(vii)       any refunds, credits or adjustments (or any rights thereto) related to or resulting from any assets described in Sections 2.1(b)(iv), or any Excluded Liability.

2.2         Assumed Liabilities; Excluded Liabilities.

(a)          Assumed Liabilities. At the Closing, the Buyer shall assume and shall agree to pay, defend, discharge and perform as and when due and performable the following specific Liabilities of each PMG Company, except to the extent that any of the following constitute Excluded Liabilities:

(i)          all Liabilities under each Purchased Contract arising after the Closing Date (other than Liabilities attributable to any failure by any PMG Company to comply with the terms thereof prior to such Closing Date);

(ii)         all trade accounts payable incurred by any PMG Company in the ordinary course of business, but only to the extent listed on the Closing Date Statement;

(iii)        all Liabilities arising after the Closing Date under any Contract for employment between any PMG Company and a third party;

(iv)        all Liabilities arising solely from actions taken by the Buyer after the Closing in relation to the Excluded Contracts;

(v)         all Liabilities relating to severance obligations arising under any employment agreement or arrangement between any PMG Company and one or more employees thereof, up to aggregate amount equal to the PMG Severance Cap;

(vi)        all Liabilities arising under the Assumed Indebtedness;

(vii)       all monthly lease payment made by Samnani under the Dubai Lease through December 31, 2013; and

(viii)      all Liabilities arising under the Specified LCs.

All of the Liabilities specifically described above in this Section 2.2(a) are individually and collectively referred to as the “Assumed Liabilities.” The assumption of Assumed Liabilities by the Buyer hereunder shall not enlarge any rights of third parties under Contracts or other arrangements with the Buyer or the PMG Companies, and nothing herein shall prevent any Party from, in good faith, contesting with any third party any of said liabilities or obligations. In connection with Buyer’s assumption of the Assumed Indebtedness, Buyer shall take all steps that are reasonably necessary to terminate Sellers’ personal Liability under the personal guaranties delivered thereby to Union Bank with respect to the Union Bank Obligations.

(b)          Excluded Liabilities. Each PMG Company shall retain, and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume or have any responsibility for, any Liabilities of any PMG Company as of the Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation:

(i)          all Excluded Taxes;

(ii)         all Indebtedness, other than the Assumed Indebtedness and the Specified LCs;

(iii)        all Liabilities relating to or arising out of the Excluded Assets;

(iv)        all Liabilities relating to or arising out of any warranty obligations of any PMG Company, product liability claims or other claims in respect of products sold or services rendered by the PMG Companies prior to the Closing Date;

(v)         all Liabilities pursuant to Environmental Laws arising from or related to any action, event, circumstance or condition related to any PMG Company or the Business, in each case occurring or existing on or prior to the Closing;

(vi)        all liabilities relating to or arising out of any litigation or claim pending or threatened prior to the Closing Date;

(vii)       any expenses arising from or related to entry into this Agreement or any Ancillary Agreement;

(viii)      all liabilities relating to or arising out of any actions taken by the Buyer prior to the Closing with respect to the Excluded Contracts;

(ix)         all liabilities relating to or arising from any actions taken by the any PMG Company or the Sellers after the Closing with respect to the Excluded Contracts; and

(x)          the Dubai Lease; and

(xi)         all Liabilities relating to or arising out of any Plan or other employee benefit plan of any PMG Company or any ERISA Affiliate.

Each PMG Company and the Sellers hereby acknowledge and agree that except for the Assumed Liabilities, the Buyer is not assuming or becoming liable for any liabilities or obligations of any PMG Company, and that each PMG Company shall remain exclusively liable for all of the Excluded Liabilities.

2.3         Payments at Closing.

(a)          As consideration for the purchase of the Purchased Assets at the Closing, subject to the terms and conditions of this Agreement and the adjustments and payments set forth in this Section 2.3 and Sections 2.4 and 2.5, the Buyer shall pay PMG:

(i)          An aggregate of (A) Ten Million Five Hundred Thousand Dollars ($10,500,000) plus (B) the Bank Debt Reduction (collectively, the “Cash Component”), as such aggregate amount may be adjusted pursuant to Section 2.3(b) and Section 2.4 and, following such adjustments, if any, shall be payable at Closing in an amount equal to the Estimated Payment in cash by wire transfer of immediately available funds to the bank account for PMG set forth on Schedule 2.3(a);

(ii)         The Share Consideration.

(b)          Not less than four (4) Business Days prior to the Closing Date, PMG and the Sellers shall provide Buyer with a good faith estimate (subject to Buyer's review and consent) of Net Working Capital as of Closing (the “Estimated Net Working Capital”). The Estimated Payment shall be reduced by the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, or increased by the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital (such reduction or increase, the “Estimated Net Working Capital Adjustment”). The “Estimated Payment” shall be an amount equal to the Cash Component, plus or minus the Estimated Net Working Capital Adjustment.

2.4         Post-Closing Adjustments.

(a)          Within sixty (60) days after the Closing Date, the Buyer shall deliver to PMG a statement (the “Closing Date Statement”) setting forth a calculation of Net Working Capital as of the Closing (the “Actual Net Working Capital”). If PMG has any objections to the Closing Date Statement, PMG shall, within ten (10) Business Days after PMG's receipt thereof (the “Notice Period”), give written notice (the “Objection Notice”) to the Buyer specifying in reasonable detail such objections and the basis therefor, and calculations which PMG has determined in good faith are necessary to eliminate such objections. If PMG does not deliver the Objection Notice within the Notice Period, the Buyer's determinations on the Closing Date Statement shall be final, binding and conclusive on the Sellers, the PMG Companies and the Buyer. If PMG provides an Objection Notice within the Notice Period, PMG and the Buyer shall negotiate in good faith during the fifteen (15) Business Day period (the “Resolution Period”) after the date of the Buyer's receipt of the Objection Notice to resolve any disputes regarding the Closing Date Statement. If the Sellers and the Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to third party arbitrator reasonably acceptable to each Party (the “Arbitrator”), who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement. The Arbitrator shall act as an independent arbitrator to determine, based solely on the presentations by the PMG Companies and the Buyer and not by independent review, only those issues that remain in dispute. Upon final resolution of all disputed items, the Arbitrator shall issue a report showing its final calculation of such disputed items. The determination of the Arbitrator shall be final, binding and conclusive on PMG, the PMG Companies and the Buyer, and the fees and expenses of the Arbitrator shall be borne by the Sellers and the PMG Companies (on the one hand) and the Buyer (on the other hand) in proportion to the amounts by which their proposals differed from the Arbitrator's final determination. In connection with the resolution of any dispute, each Party (the Sellers and the PMG Companies on one hand and the Buyer on the other) shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.4.

(b)          The post-Closing adjustments to the Estimated Payment shall be made as follows (i) if the Estimated Net Working Capital is greater than the Actual Net Working Capital, then PMG shall pay to the Buyer an amount equal to the difference between the Estimated Net Working Capital and the Actual Net Working Capital, or (ii) if the Actual Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay to PMG an amount equal to the difference between the Actual Net Working Capital and Estimated Net Working Capital.

(c)          Any payment required to be made pursuant to Section 2.4(b) shall be defined as a “True-Up Payment”. An undisputed True-Up Payment shall be made within five (5) Business Days after the last day of the Notice Period in the event that no Objection Notice is timely given. Disputed True-Up Payments shall be made within five (5) Business Days after resolution of the amount of such True-Up Payment during the Resolution Period or resolution by the Arbitrator, as applicable. All True-Up Payments shall be made by wire transfer of immediately available funds to a bank account designated by the recipient party (or, if wire transfer instructions are not provided prior to such payment, by checks payable in immediately available funds), provided that the Sellers may direct the Escrow Agent to either deliver a sufficient portion of the Share Consideration (i) comprising the Escrow Fund or (ii) received by the Sellers and subject to the 12 month lock-up period, as set forth in the Lock-Up Agreements, in either case as payment for all or any portion of the True-Up Payment. Notwithstanding any change in market value of the GEE Common Stock, the per share value of the Escrow Shares or other Share Consideration, as the case may be, used to pay any True-Up Payment due to Buyer shall equal the Buyer’s Share Price. The Parties hereby agree that the Sellers and the PMG Companies shall be jointly and severally liable for the obligations under this Section 2.4.

2.5          Future Consideration.

(a)          Earn-out Payments. As additional consideration for the Purchased Assets, on or prior to the end of the Calculation Period, the Buyer shall pay to PMG in cash the amount set forth on Exhibit B that corresponds to the EBITDA Threshold reached by the Combined Operations during the Earn-out Period (the “Earn-out Payment”).

(b)          Procedures Applicable to Determination of the Earn-out Payments.

(i)          On or before the last day of Calculation Period (the “Earn-out Calculation Delivery Date”), the Buyer shall prepare and deliver to the PMG Companies a written statement (in each case, an “Earn-out Calculation Statement”), setting forth in reasonable detail its determination and calculation of the Earn-out Threshold of the Combined Operations and the Earn-out Payment, if any.

(ii)         The Sellers shall have fifteen (15) business days after receipt of the Earn-out Calculation Statement (the “Review Period”) to review the Earn-out Calculation Statement. During the Review Period, the Sellers and their representatives shall have the right to inspect the Buyer’s books and records during normal business hours at the Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the Earn-out Threshold. Prior to the expiration of the Review Period, the Sellers may object to the Earn-out Calculation Statement by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to the Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the Earn-out Calculation Statement in dispute and shall describe in reasonable detail the basis for such objection. If the Sellers fail to deliver an Earn-out Calculation Objection Notice to the Buyer prior to the expiration of the Review Period, then the Earn-out Threshold set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If the Sellers timely deliver an Earn-out Calculation Objection Notice, then the Buyer and the PMG Companies shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-out Threshold and the Earn-out Payment for the Calculation Period. If the Buyer and the PMG Companies are unable to reach agreement within fifteen (15) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be resolved in accordance with the procedures set forth in Section 2.4(a). If unresolved disputed items are submitted to the Arbitrator, the Buyer and the PMG Companies shall each furnish to the Arbitrator such work papers, schedules and other documents and information relating to the unresolved disputed items as the Arbitrator may reasonably request. The Arbitrator shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Sellers, and not by independent review.

(c)          Timing of Payment of Earn-out Payments; Right to Set-off. Any Earn-out Payment that the Buyer is required to pay pursuant to Section 2.5(a) hereof and pursuant to the Earn-our Calculation Statement shall be paid in full on the Earn-Out Calculation Delivery Date. If the Sellers deliver a timely Earn-out Calculation Objection Notice to the Buyer, the outstanding balance of the Earn-Out Payment, if any, shall be paid in full no later than ten (10) Business Days following the date upon which the determination of Earn-out Threshold for the Calculation Period becomes final and binding upon the parties as provided in Section 2.5(c)(ii) (including any final resolution of any dispute raised by the PMG Companies in an Earn-out Calculation Objection Notice). Notwithstanding anything contained herein to the contrary, the Buyer has the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.5 the amount of any Buyer Indemnified Losses to which the Buyer or any Indemnified Party may be entitled under Article 6 of this Agreement or any other Ancillary Agreement.

(d)           Termination of Employment. If the Buyer or any Affiliate thereof, as the case may be, terminates the Employment Agreement of both of the PMG Executives without Cause (i) during the Three Month Window, then PMG shall be entitled to the payment of fifty percent (50%) of any Earn-out Payment that may be otherwise due at the end of the Calculation Period, (ii) between the end of the Three Month Window and the Fifteen Month Window, then PMG shall be entitled to the payment of seventy five percent (75%) of any Earn-out Payment that may be otherwise due at the end of the Calculation Period or (iii) at any time after the Fifteen Month Window, then PMG shall be entitled to the full amount of any Earn-out Payment that may be otherwise due at the end of the Calculation Period. If GEE, the Buyer or any Affiliate thereof, as the case may be, terminates the Employment Agreement of either or both of the PMG Executives with Cause, then no Earn-out Payment shall be due to PMG. If either of the PMG Executives terminates his Employment Agreement at any time during the Earn-out Period for other than Good Reason, then the Earn-out Payment may be otherwise due to PMG at the end of the Calculation Period, if any, shall be reduced by fifty percent (50%), and if each of the PME Executives terminated his Employment Agreement at any time during the Earn-out Period for other than Good Reason, then no Earn-out Payment will be otherwise due to PMG.

(e)          Post-closing Operation of the Business. Subject to the terms of this Agreement and the other Ancillary Agreements, subsequent to the Closing, the Buyer shall have sole discretion with regard to all matters relating to the operation of the Business and the Integrated GEE Production Businesses. In that regard, neither the Buyer nor any of its Affiliates shall have any obligation to operate the Business or the Integrated GEE Production Businesses in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment, provided that no action shall be undertaken in bad faith to avoid such Earn-out Payment.

(f)          No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by the operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Buyer, (ii) the Sellers shall not have any rights as a security holder of the Buyer as a result of their contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

(g)          Payment of Reserves. Buyer shall pay to Sellers following amounts, if any, on a when sold or an as-collected basis, as the case may be, during the period commencing as of the Closing Date and ending December 31, 2014: (i) with respect to the Inventory Reserve, when any amount of inventory subject to such reserve is sold, and (ii) with respect to the A/R Reserve, when the accounts receivable subject to such reserve are collected, in each such case in the Ordinary Course of Business. Buyer shall use its commercially reasonable efforts to sell such reserved inventory and to collect such reserved accounts receivable. Any payment arising from the sale of reserved inventory or the collection of reserved accounts receivable shall be made to Sellers on or before April 1, 2015. If neither Warren nor Samnani is employed by Buyer on April 1, 2015, Buyer shall permit PMG Companies to review Buyer's books and records to determine the accuracy of Buyer's payments, if any, made with respect to the Inventory Reserve and the A/R Reserve. All disputes regarding any such payments shall be resolved by the Arbitrator.

2.6         Escrow Shares. The Escrow Shares shall be managed and disbursed in accordance with the terms and conditions set forth in this Agreement and in the Escrow Agreement.

2.7         Closing.

(a)          Closing Date. The Closing of the transactions contemplated hereby (the “Closing”) will take place commencing at 10:00 a.m. on the date of this Agreement at the offices of Strategic Law Partners LLP, 500 South Grand Avenue, Suite 2050, Los Angeles, CA 90071, unless another time, date or place is agreed to by the Parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 11:59 pm local Los Angeles time on the Closing Date (the “Effective Time”).

(b)          Closing Deliveries.

(i)          At the Closing, each PMG Company, as applicable, will deliver or cause to be delivered to the Buyer the following items:

(A)         the Purchased Assets, including good and sufficient instruments of transfer transferring to the Buyer all of each PMG Company’s right, title and interest in and to the Purchased Assets, as applicable;

(B)         an assignment to the Buyer of [each applicable assumed lease], in form and substance reasonably satisfactory to the Buyer;

(C)         the Employment Agreements, as executed by each of the PMG Executives;

(D)         the Lock-Up Agreements, as executed by each Seller;

(E)         the Escrow Agreement as executed by PMG, each Seller and the Escrow Agent;

(F)         all of the third-party consents and approvals set forth on Schedule 3.2(c), in form and substance reasonably satisfactory to the Buyer, without payment by or liability to the PMG Companies or the Buyer (the “Required Consents”);

(G)         (i) a copy of the manager, member, director and/or shareholder resolutions by which all actions on the part of each PMG Company necessary to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby were taken, certified by the Secretary of each PMG Company; (ii) an incumbency certificate signed by an officer or officers of each PMG Company certifying the signature and office of each officer executing this Agreement, the Ancillary Agreements or any other agreement, certificate or other instrument executed pursuant hereto or thereto; (iii) a copy of the Operating Agreement of each PMG Company, certified by the Secretary of the respective PMG Companies; and (v) a good standing certificate for each PMG Company, issued as of a date which is no more than seven (7) Business Days before the Closing Date, by the Secretary of State, or other similar office, for the PMG Companies’ jurisdiction of formation and any other jurisdiction in which the PMG Companies is required to be qualified to do business as a foreign entity;

(H)         a legal opinion of the type and nature that is standard and customary with respect to the consummation of the transactions contemplated by this Agreement from H.E. Dan Shasteen;

(I)         fully executed copies of the Paramount Agreement and the NCL Agreement; and

(J)         such other certificates, documents and/or instruments as the Buyer may reasonably request.

(ii)         At the Closing, the Buyer will deliver or cause to be delivered to the PMG Companies or other designated person the following items:

(A)         the Escrow Agreement, executed by the Buyer;

(B)         to the Escrow Agent, the Escrow Shares in the name and to an account designated by the Escrow Agent;

(C)         to PMG, cash by wire transfer of immediately available funds (or, if wire transfer instructions are not provided at least two (2) Business Days prior to Closing, by a check payable in immediately available funds) to an account or accounts designated by PMG, in an amount equal to the Cash Component;

(D)         to PMG Companies the Share Consideration in the name of members of each respective PMG Company, as allocated by the Sellers;

(E)          (i) a copy of the resolutions by which all corporate action on the part of the Buyer necessary to approve this Agreement was taken, certified by its corporate secretary or assistant secretary, and (ii) an incumbency certificate signed by an officer of the Buyer certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto; and

(F)         such other certificates, documents and/or instruments as PMG may reasonably request.

2.8         Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Buyer or any PMG Company thereunder. PMG and the Buyer will use their reasonable best efforts (but without the requirement of any payment of money by either Party) to obtain the consent of the other parties to any such Contract for the assignment thereof to the Buyer as the Buyer may request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of such PMG Company thereunder so that the Buyer would not in fact receive all rights under such Contract, such PMG Company and the Buyer will cooperate in an arrangement under which the Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to the Buyer, or under which such PMG Company would enforce, at the Buyer’s expense, for the benefit of the Buyer, with the Buyer assuming at the Buyer’s expense such PMG Company’s obligations in accordance with this Agreement, any and all rights of such PMG Company against a third party thereto. Such PMG Company will promptly pay to the Buyer when received all monies received thereby under any such Purchased Contract, and the Buyer shall pay, defend, discharge and perform all Liabilities under such Purchased Contracts which constitute Assumed Liabilities hereunder.

3.          REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Sellers. As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers, jointly and severally, hereby represent and warrant to the Buyer that all of the statements contained in this Section 3.1 are correct and complete as of the Closing Date.

(a)          Ownership of the PMG Companies. Schedule 3.2(d) sets forth (i) the number of authorized equity securities of each PMG Company, (ii) the number of issued and outstanding membership interests of each PMG Company and (iii) all of the current managers, directors and officers of each PMG Company.

(b)          Authority. The Sellers have the full right, capacity, power and authority to execute and deliver this Agreement and all of the Ancillary Agreements entered into by the Sellers, and to perform the Sellers’ obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements, as applicable, to which the Sellers are a party have been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with their terms.

(c)          No Conflict. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict in any way with any applicable Law to which the Sellers are subject or any other constitutive documents of the Sellers, if applicable. The Sellers are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate and the transactions contemplated by this Agreement and the Ancillary Agreements and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Lien on the Company’s assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

(d)          Orders. No Seller is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Authority which would prevent the execution or delivery of this Agreement or the Ancillary Agreements by the Seller, or the sale of the Purchased Assets pursuant hereto.

(e)          Brokers. No Seller is liable for or obligated to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Ancillary Agreements for which the Buyer could become liable or otherwise obligated.

(f)          No Litigation. There is no action, suit, proceeding or claim before any Governmental Authority pending against, or, to the Knowledge of Sellers, threatened in writing against any PMG Company or any Seller that in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

(g)          Seller Intent. Each Seller is acquiring the Securities for his own account as principal, for investment purposes only, and not for any other Person and not for the purpose of or with a view to of resale or distribution thereof for purposes of the Securities Act in violation of securities laws. Each Seller is an “accredited investor” as that term is defined in Rule 501 under the Securities Act. Each Seller understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. As of the date hereof, no Seller has entered into any written or oral agreement to sell, transfer or otherwise dispose of the Securities.

(h)          No Reliance. Each Seller is an informed and sophisticated purchaser, and is experienced in the evaluation and purchase of securities such as the Securities contemplated hereunder. Each Seller and his representatives have been afforded the opportunity to have access to the personnel, assets and properties of GEE and the Buyer, and to obtain information from the management of GEE and its representatives, as he deemed necessary and appropriate to evaluate the merits of the transactions contemplated hereby. Except as expressly set forth in this Agreement, each Seller understands and agrees that he is acquiring the Securities without reliance upon any representations, warranties, communications, projections, budgets, profitability or operating forecasts, or any other disclosures of any nature, whether in writing, orally, or otherwise, made by or on behalf of or imputed to the Buyer or any of its respective Affiliates.

(i)          Restrictions on Transfer. Each Seller (i) acknowledges that the Unregistered Shares have not been registered under the Securities Act and the State Laws, and that Unregistered Shares must be held indefinitely by him unless such shares are subsequently registered under the Securities Act and the State Laws or an exemption from registration is available and (ii) is aware that any routine sales of any of the Unregistered Shares made under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required.

3.2         Representations and Warranties Concerning the PMG Companies. As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers and the PMG Companies hereby jointly and severally represent and warrant to the Buyer that all of the statements contained in this Section 3.2 are correct and complete as of the Closing Date, except as set forth in the PMG Disclosure Schedules.

(a)          Organization, Qualification and Authority. PMG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of the PMG Companies set forth on Exhibit A hereto is a limited liability company duly organized, validly existing and in good standing under the laws of its formation. Each PMG Company has all requisite power and authority to carry on the Business as presently conducted and as proposed to be conducted and to own and use the properties owned and used by it. True and correct copies of each of the PMG Company’s organizational documents, in each case as amended to date, have been delivered to the Buyer. Each PMG Company is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect. Schedule 3.2(a) lists all jurisdictions in which the PMG Companies are qualified to do business.

(b)          Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by PMG and the PMG Companies and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of any PMG Company are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and each of the Ancillary Agreements, as applicable, to which any PMG Company is a party has been duly executed and delivered thereby and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of such PMG Company, enforceable against such PMG Company in accordance with its terms.

(c)          Noncontravention. Except with respect to any assignment of lease and contracts generally and those matters set forth on Schedule 3.2(c), neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict in any way with any applicable Law of any Governmental Authority to which any PMG Company is subject or any provision of the organizational documents of any PMG Company, or result in the creation of any Lien upon any assets of any PMG Company pursuant to the terms thereof, or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of any PMG Company pursuant to the terms of, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of Indebtedness, Lien or other arrangement to which any PMG Company is a party or by which any PMG Company is bound or to which any of their assets are subject. Except as disclosed in Schedule 3.2(c), no PMG Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on such PMG Company’s assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

(d)          Capitalization. Schedule 3.2(d) sets forth (i) the number of authorized equity securities of each PMG Company and the ownership thereof and (ii) all of the current managers, directors and officers of each PMG Company. No current or former manager, director, officer, shareholder, option holder or warrant holder of any PMG Company has asserted or, to PMG’s Knowledge, threatened, any claim, suit, action or proceeding against any PMG Company or any other manager, officer or director thereof. All offerings, sales and issuances by any PMG Company of any equity securities have been properly conducted in full compliance with, in accordance with or in reliance upon exemptions from all applicable foreign federal and state securities Laws and all applicable state corporation Laws. All of the issued and outstanding equity securities of each PMG Company have been duly authorized, validly issued, fully paid, and nonassessable, and are not subject to any preemptive rights. There are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any PMG Company is a party or which are binding upon such PMG Company providing for the issuance, disposition, or acquisition of any of the equity securities thereof. There are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any of the equity securities of any PMG Company. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the equity securities of any PMG Company.

(e)          Subsidiaries. No PMG Company owns or holds the right to acquire any stock, membership interest, partnership interest, joint venture interest or other equity ownership interest in any other Person.

(f)          Financial Statements; Books and Records.

(i)          PMG has provided GEE and its Affiliates with the following financial statements, correct and complete copies of which are set forth on Schedule 3.2(f)(i) (collectively the “Financial Statements”): (A) the audited consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows for PMG as of and for each calendar year ended December 31, 2009, 2010, 2011 and 2012 (the “Year-End Financial Statements”) (with the calendar year ended December 31, 2012 being the “Most Recent Fiscal Year End”), (B) unaudited year-to-date consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows for PMG as of and for the quarter ended March 31, 2013 (with March 31, 2013 being the “Latest Balance Sheet Date” and the March 31, 2013 unaudited balance sheet being the “Latest Balance Sheet”) (C) the unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the other PMG Companies as of and for each calendar year ended December 31, 2009, 2010, 2011 and 2012 and (D) the unaudited year-to-date consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the other PMG Companies as of and for the quarter ended March 31, 2013. The Financial Statements are correct and complete, have been prepared in accordance with GAAP, consistently applied throughout the period indicated, and fairly present in all material respects the financial condition and results of operations and cash flows of PMG as of the respective dates thereof and for the periods referred to therein.

(ii)         The books and records of each PMG Company are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect all of the assets and Liabilities of each of the PMG Companies and all contracts and transactions to which the Company is or was a party or by which the Company or any of its businesses or assets are or were affected. The records of the governing body of each PMG Company correctly reflects all resolutions adopted and all other material actions taken at all meetings or through written consents of the governing bodies (including committees thereof) and the equity holders of such PMG Company. The equity transfer book and/or equity ledger of each PMG Company is complete and correctly reflects all issuances and transfers of the membership interests or other equity securities of such PMG Company. All title deeds relating to the assets of each PMG Company, and executed copies of all agreements to which such PMG Company is a party, and the original copies of all other documents that are related in any manner to the Business (including a copy of every note, lien, charge, mortgage, or other instrument evidencing or creating any Lien over any property of any PMG Company) are in the possession of PMG.

(g)          Recent Events. Since the Most Recent Fiscal Year End, no PMG Company has experienced or suffered, and there is no Basis to believe any PMG Company may experience or suffer, any Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the Latest Balance Sheet, since the Most Recent Fiscal Year End, no PMG Company has:

(i)          sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(ii)         accelerated, terminated, modified, canceled or committed any breach of any Contract either involving more than $25,000 or otherwise outside the Ordinary Course of Business;

(iii)        canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(iv)        experienced any damage, destruction or loss to its property in excess of $25,000 in the aggregate (whether or not covered by insurance);

(v)         created or suffered to exist any Lien upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liability in excess of $25,000;

(vi)        issued, sold or otherwise disposed of any of its equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its equity securities, or any securities convertible or exchangeable into any of its equity securities;

(vii)       declared, set aside or paid any dividend or distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;

(viii)      entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, member or other insider or Affiliate of the Company (other than salaries and employee benefits in the Ordinary Course of Business);

(ix)         made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business or involving an expenditure in excess of $25,000;

(x)          amended or modified in any respect any Plan;

(xi)         entered into any employment agreement or collective bargaining agreement or granted any increase in excess of $25,000 in the salary of any officer or management level employee of any PMG Company (or increase in excess of $25,000 in the case of any non-management employee) or paid or committed to pay any bonus to any officer or employee;

(xii)        changed the manner in which the Business has been conducted, including, without limitation, collection of accounts receivable, purchases of raw materials and other Inventory or payment of accounts payable;

(xiii)       changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;

(xiv)      changed the relationship with any customer or supplier which might reasonably be expected to result in a Material Adverse Effect; or

(xv)       committed (orally or in writing) to any of the foregoing.

(h)          Indebtedness; Undisclosed Liabilities.

(i)          Schedule 3.2(h) contains a true and complete list of (A) all agreements relating to Indebtedness to which any PMG Company is a party or guarantor, and (B) in each case, the amounts outstanding in respect of such Indebtedness as of the Latest Balance Sheet Date. None of the obligations pursuant to such agreements are subject to acceleration by reason of the consummation of the transactions contemplated hereby or by any of the Ancillary Agreements, nor would the execution of this Agreement or the consummation of the transactions contemplated hereby or by any of the Ancillary Agreements result in any default under such agreements.

(ii)         No PMG Company has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any PMG Company giving rise to any Liability), except for: (i) Liabilities set forth on the Latest Balance Sheet; (ii) Liabilities in an amount less than $25,000 which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand); and (iii) Liabilities otherwise expressly disclosed in this Agreement.

(iii)        No PMG Company has any off-balance sheet liabilities.

(i)          Tax Matters.

(i)          Each PMG Company has filed all Tax Returns that it is required to file under applicable Laws. To PMG’s Knowledge, all such Tax Returns were correct and complete and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by any PMG Company (whether or not shown on any Tax Return) have been paid. No PMG Company is currently the beneficiary of any extension of time within which to file any Tax Return. PMG’s Liability for unpaid Taxes, whether to any Governmental Authority or to another Person (such as under a Tax Sharing Agreement), (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any PMG Company in filing its Tax Returns. No PMG Company or any Seller has received written notice of any claim made by a Taxing Authority in a jurisdiction where such PMG Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction. There are no Liens on any assets of any PMG Company (other than statutory Liens for current Taxes not yet due and payable).

(ii)         Each PMG Company has withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, foreign payee or other third party.

(iii)        To PMG’s Knowledge, there is no Basis on which any Taxing Authority could assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any PMG Company either (A) claimed or raised by any Taxing Authority in writing or (B) to the Knowledge of PMG. No PMG Company has received from any Taxing Authority any (i) written notice indicating an intent to open an audit, examination or other review or that an audit, examination or other review has commenced, (ii) written request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against such PMG Company. PMG has previously provided or made available to the Buyer correct copies of all federal, state, local, and foreign Tax Returns filed with respect to each PMG Company for all taxable periods ended for which the applicable statute of limitations has not yet closed. None of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by any PMG Company for such taxable periods.

(iv)        No PMG Company owns or holds the right to acquire any stock, membership interest, partnership interest, joint venture interest or other equity ownership interest in any other Person.

(v)         No PMG Company has made any material payments, is not obligated to make any material payments, and is not a party to any agreement that would obligate it to make any material payments that will not be deductible pursuant to (A) Section 280G of the Code (or any corresponding provision of state, local or foreign Law) or (B) Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law). No PMG Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code. No PMG Company is a party to any Tax Sharing Agreement. No PMG Company has any Liability for unpaid Taxes because it once was a member of an Affiliated Group which filed one or more consolidated federal income Tax Returns. No PMG Company has any Liability for Taxes owed by any Person, including, without limitation, (A) as a transferee, assignee, successor or otherwise, (B) pursuant to a Tax Sharing Agreement or other contract or (C) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(vi)        No PMG Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. No PMG Company has during the past seven (7) years been audited by the Internal Revenue Service, the Department of Revenue of the state in which it was incorporated, or other Taxing Authority (whether foreign or domestic).

(vii)       No PMG Company has agreed to make, and is not required to make, any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Taxing Authority requesting permission for any changes in any accounting method thereof that will or would reasonably cause such PMG Company to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing. No PMG Company will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a prepaid amount received on or prior to the Closing Date or (C) method of accounting that defers the recognition of income to any period ending after the Closing Date, or modification or forgiveness of any Indebtedness made on or prior to the Closing Date.

(viii)      No PMG Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code. No PMG Company has executed or entered into with the Internal Revenue Service, or any Taxing Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income Tax Law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits therefor for any taxable period ending after the Closing Date.

(ix)         No PMG Company has received from any Taxing Authority any written notice that proposed a reassessment (for property or ad valorem Tax purposes) of any assets or any property owned or leased by such PMG Company.

(j)          Title and Condition of Properties.

(i)          Leased Real Property.

(A)         Schedule 2.1(a)(v) sets forth a true and complete list of all leasehold or sub-leasehold estates and other rights to hold, use, possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held any PMG Company as of the Effective Time (the “Leased Real Property”), and all Leases relating thereto, which list also sets forth the date of the Lease evidencing such leasehold interest and the date of any amendments and supplements thereto, as well as the names of the parties thereto and the address of such Leased Real Property. Other than the Leased Real Property, no PMG Company has ever leased any real property.

(B)         Except as set forth in Schedule 3.2(j)(i), and to PMG’s Knowledge: (1) all Leases relating to the Leased Real Property are legal, valid, binding and enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party and the application of any bankruptcy or creditor’s rights Laws; (2) the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and will not otherwise cause any of the Leases to cease to be enforceable and in full force and effect on identical terms following the Closing; (3) no PMG Company is and, to the Knowledge of PMG, no other party is in breach or default under any such Lease; (4) such Lease has not been assigned by any PMG Company (or to the Knowledge of PMG, other than collaterally, by the landlord thereunder), supplemented, or amended; (5) no PMG Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (6) (x) the current uses of and existing structures located on the Leased Real Property are in material compliance with all applicable zoning and other land use or occupancy requirements, and any covenants, conditions or agreements affecting the Leased Real Property, and (y) each PMG Company, to the extent required by any applicable Laws, is in possession of all certificates of occupancy with respect to the Leased Real Property issued by the appropriate governmental authorities; (7) no construction, alteration, or other leasehold improvement work with respect to such Lease remains to be paid for or performed by any party to such Lease except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including without limitation with respect to casualty damage; and (8) each PMG Company has all necessary access to and from the Leased Real Property as is reasonably adequate for the current operation thereof.

(C)         Each PMG Company holds, subject to the terms and conditions of the Leases described on Schedule 3.2(j)(i), good leasehold title to, and actual and exclusive possession of, the Leased Real Property, free and clear of Liens created by or through such PMG Company. There are no claims pending or, to the Knowledge of PMG, threatened that could have the effect of impairing or restricting the Buyer’s future access to the Leased Real Property. PMG has delivered or made available to the Buyer complete and accurate copies of each of the Leases for the Leased Real Property, and none of the Leases have been modified in any material respect or extended, except to the extent that such modifications or extensions are disclosed by the copies delivered or made available to the Buyer.

(ii)         Owned Real Property. No PMG Company owns or has ever owned any real property.

(iii)        Title to Assets. Each PMG Company owns good and marketable title, free and clear of all Liens, to all of the personal property and assets reflected on the Latest Balance Sheet or acquired by such PMG Company after the Latest Balance Sheet Date, except for Liens for current Taxes not yet due and payableand Liens created under the following agreements: Security Agreement (US), dated January 22, 2013, by and among, Post Modern Distribution, LLC, a California limited liability company ("PMD"), 8383383 Canada Ltd., a Canadian corporation ("Canada"), Criterion Pictures U.S.A., Inc., a Delaware corporation ("Criterion") and Visual Education Centre Limited, an Ontario corporation ("VEC"); General Security Agreement, dated January 1, 2013, by and among, Canada, PMD, VEC and Criterion; UCC Financing Statement, naming PMD and Canada as debtors in favor of Criterion and VEC, Security Agreement, dated January 14, 2013, executed by Canada in favor of Union Bank, Security Agreement, dated January 14, 2013, executed by PMD in favor of Union Bank and Security Agreement, dated January 14, 2013, executed by Post Modern Non-Theatrical Distribution, LLC, a California limited liability company in favor of Union.

(iv)        Condition and Sufficiency of Assets. All of the tangible Personal Property and assets of each PMG Company are in good condition and repair, subject to ordinary wear and tear not caused by neglect, and are adequate and suitable for use in the Ordinary Course of Business and have been properly maintained and serviced. There is no material item of equipment that is reasonably expected to require replacement in the twelve (12) month period following the Closing Date. All tangible Purchased Assets are located at the Leased Real Property locations set forth in Schedule 3.2(j). The Purchased Assets will enable the Buyer to operate the Business after the Closing in substantially the same manner as operated by PMG prior to the Closing. Except as set forth in Schedule 3.2(j), neither the PMG Companies nor any other employees, officers, directors or independent contractors of any PMG Company nor their respective Affiliates own any rights in any assets, tangible or intangible, which are used by the Business.

(k)          Intellectual Property.

(i)          Schedule 3.2(k)(i) contains a complete list of all items of Company Intellectual Property.

(ii)         The PMG Companies collectively own all right, title and interest in and to each item of Company Intellectual Property, free and clear of any Liens. To PMG’s Knowledge, all of the PMG Company’s rights in and to such Company Intellectual Property are freely assignable, transferable, or licensable in such entity’s own name, including the right to create derivatives, modifications and improvements without any restrictions or obligations to make payment to any Person. No PMG Company is under any obligation to pay any royalty or other compensation to any Person or to obtain any approval or consent for use of any of the Company Intellectual Property. No Company Intellectual Property was developed, created, or modified with any funding from any Governmental Authority or any academic institution.

(iii)        No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by any PMG Company exists or has occurred under any License-In or other agreement pursuant to which such PMG Company uses or has rights to the Company Intellectual Property, no PMG Company is in receipt of any communication regarding the same, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a payment due any party or forfeiture under, or constitute a Basis for termination of, any such License-In or other agreement or other rights to any Company Intellectual Property.

(iv)        The Company Intellectual Property is all of the Intellectual Property used or necessary in the conduct of the Business as presently conducted and as proposed to be conducted and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of any PMG Company to use or sublicense any Intellectual Property owned by others.

(v)         To PMG’s Knowledge, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not change any of the Company’s rights, title and interest in the Company Intellectual Property, or result in any right to re-price or alter the terms thereof any default or violation of any agreement relating to Company Intellectual Property.

(vi)        As of the Closing Date, each PMG Company’s rights to the Company Intellectual Property have not lapsed, expired or been abandoned, except the Company Intellectual Property no longer used in any manner by such PMG Company in the Business as presently conducted or as proposed to be conducted. Each PMG Company has performed any and all obligations as may be required to establish, maintain and perfect its rights to the Company Intellectual Property which obligations come due within ninety (90) days after the Closing Date, including without limitation submission of the necessary filing fees, renewals and the like.

(vii)     There are no proceedings by any Person pending or, to the PMG’s Knowledge, threatened contesting the validity, enforceability, use, ownership or other rights related to any of the Company Intellectual Property. None of the Company Intellectual Property is subject to any outstanding judgment, order, decree, stipulation, injunction or charge. Except as set forth on Schedule 3.2(k)(vii) and except as provided in the following sentence, none of the Company Intellectual Property has been adjudged invalid, not subsisting or unenforceable in whole or in part.

(viii)      The Company Intellectual Property and the operation of the Business as currently conducted and proposed to be conducted does not infringe, misappropriate or dilute the Intellectual Property of any Person. There is no Basis for any such charge, claim, suit or action under the Laws of any jurisdiction. There are no proceedings by any Person pending or, to PMG’s Knowledge, threatened claiming that the Company Intellectual Property and the operation of the Business as currently conducted and proposed to be conducted, infringe, misappropriate or dilute the Intellectual Property of any Person.

(ix)         No Person is infringing, misappropriating or diluting the Company Intellectual Property. No PMG Company has sent or otherwise communicated to any other Person any notice, charge, claim or assertion of, and such PMG Company does not have any Knowledge of, any present, impending or threatened infringement, misappropriation, interference with, or conflict by any other Person of any Company Intellectual Property, or assertion of unfair competition or violation of trade practices under the Laws of any jurisdiction by any other Person related thereto.

(x)          No former or current employee or independent contractor of any PMG Company has any claim or right to any of the Company Intellectual Property and no Person has made any charge or claim, threatened claim or any suit or action asserting the foregoing. Schedule 3.2(k)(xii) identifies each Person to whom any PMG Company has licensed, leased or otherwise transferred or granted any interest or rights to any Company Intellectual Property, and the date and all other material provisions of each such license, lease or other transfer or grant.

(xi)         Schedule 3.2(k)(xi) sets forth a true and complete list of all non-standard off-the-shelf Software used by any PMG Company in the Business.

(l)          Contracts. Schedule 3.2(l) sets forth a complete and accurate list of the following Contracts to which the PMG Companies is a party:

(i)          all agreements with clients or customers of the PMG Companies;

(ii)         all license agreements (other than those listed pursuant to Section 3.2(l)(i)) under which the Company is either licensee or licensor or under which the Company is required to pay any royalty;

(iii)        all orders, agreements and commitments for the purchase by the PMG Companies of materials or supplies or the receipt of services with respect to the Business that involve an expenditure by the PMG Companies of more than $25,000 for any one commitment or two or more related commitment

(iv)        any arrangement (or group of related arrangements) for the lease of personal property from or to third parties with annual payments exceeding $25,000 or with a term exceeding one year;

(v)         any arrangement concerning a partnership, distributorship, agency, marketing agreement or joint venture;

(vi)        any arrangement (or group of related arrangements) under which the PMG Companies has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness or (B) imposed (or may impose) an Lien on any of such entity’s assets, tangible or intangible;

(vii)       all contracts under which the work by the PMG Companies is not yet complete or was completed within the past two years, or under which the PMG Companies otherwise has on-going obligations;

(viii)      any arrangement concerning confidentiality or any arrangement concerning non-competition, non-disclosure, waiver or non-solicitation;

(ix)         any arrangement with the PMG Companies’ Affiliates;

(x)          any collective bargaining agreement, labor contract, or other agreement or understanding with any labor organization or labor union;

(xi)         any agreement with any officer, individual employee, consultant, independent contractor or other Person that (A) describes any terms or conditions of employment or engagement of such Person, including but not limited to any employment agreement, retention agreement, severance agreement, compensation agreement, change of control agreement, consulting agreement, and independent contractor agreement, (B) imposes upon any officer, individual employee, consultant, independent contractor or other Person any obligation with respect to the assignment of inventions or the nondisclosure or confidentiality of proprietary or confidential information or trade secrets, or (C) restricts the activities of any officer, individual employee, consultant, independent contractor or other Person during or after his or her employment or engagement by the PMG Companies, including any agreement that restricts any such Person’s ability to compete with any Person, provide services to any Person, solicit any Person’s employees, or solicit any Person’s actual or prospective customers, suppliers, or vendors;

(xii)        any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business, or any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

(xiii)       any contract or group of related contracts with the same party (or group of related parties) for or relating to the purchase or sale of products or services, either (A) which is not terminable by the PMG Companies on sixty (60) days or less notice or (B) under which the undelivered balance of products and services has a selling price in excess of $25,000;

(xiv)      any other contract or group of related contracts with the same party either (A) requiring payments after the date hereof to or by the PMG Companies of more than $25,000 or (B) not terminable by the PMG Companies on sixty (60) days or less notice;

(xv)       any agreement with any employee, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement or any Ancillary Agreement involving the PMG Companies;

(xvi)      any agreement or plan the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xvii)     any other arrangement or group of related arrangements not entered into in the Ordinary Course of Business or the breach, default or termination of which would have a Material Adverse Effect;

(xviii)    any arrangement to which the PMG Companies is a party which is capable of being terminated by the other party upon the occurrence of a transaction of the nature contemplated by this Agreement or any Ancillary Agreement;

(xix)       any contract that is a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(xx)        any contract that involves payment by any party to it of amounts determined by reference to fluctuations in any retail prices or other index or in the rate of exchange for any currency;

(xxi)       any contract that cannot readily be fulfilled or performed by the PMG Companies on time without penalty without excessive or unusual expenditure of money, effort or personnel; and

(xxii)      any contract that is of a loss-making nature (that is, likely to result in a loss to the PMG Companies) on completion of performance ascertained by reference to gross margin (being sales less attributable labor, materials and overheads in accordance with GAAP).

The PMG Companies have delivered or otherwise made available to the Buyer a correct and complete copy of each written Contract (including all amendments thereto) listed in Schedule 3.2(l). With respect to each written Contract so listed to PMG’s Knowledge,: (A) the written Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the written Contract will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Effective Time; (C) neither the PMG Companies nor, to the Knowledge of the PMG, any other party to the Contract, is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred that with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the written Contract, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived; and (D) no party has repudiated any provision of any such written Contract. Schedule 3.2(l) sets forth a description of all of the material terms of each oral Contract which, if reduced to written form, would be required to be listed in the Schedule 3.2(l) under the terms of this Section 3.2(l). Correct and complete copies of the general forms of purchase or (for goods and services) sale used by the PMG Companies have been delivered to the Buyer, along with a description of any variances therefrom or modifications thereto. Schedule 3.2(l) also sets forth the full amount of payments to the PMG Companies through the date hereof with respect to products not yet completed and delivered.

(m)        Notes and Accounts Receivable. All notes and accounts receivable of the PMG Companies are reflected properly on the PMG Companies’ books and records, such receivables are valid receivables, arising from bona fide transactions in the Ordinary Course of Business, subject to no defenses, set-offs or counterclaims, are current and collectible in the aggregate amount shown, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the PMG Companies. Since the Most Recent Fiscal Year End, there has not been a material change in the aggregate amount of the accounts receivable of the PMG Companies, or the aging thereof.

(n)         Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the PMG Companies.

(o)         Litigation. Schedule 3.2(o) sets forth each instance in which the PMG Companies: (i) is (or within the past three (3) years has been) subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge; or (ii) is (or within the past three (3) years has been) a party to or, to the Knowledge of PMG, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.2(o) could reasonably be expected to result in any Material Adverse Effect. To the Knowledge of PMG, there does not exist a Basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the PMG Companies.

(p)         Employees; Employment Matters.

(i)          No employee or group of employees has informed the PMG Companies, any of its Subsidiaries, or any officer or director of the PMG Companies or any of its Subsidiaries of any plans to terminate his, her or their employment with the PMG Companies or any of its Subsidiaries generally or as a result of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 3.2(p)(i), neither the PMG Companies nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, labor contract, or other oral or written agreement or understanding with a labor organization or labor union, and the PMG Companies has not experienced or been threatened with any strikes, slow downs, grievances, other collective bargaining disputes. To the Knowledge PMG there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the PMG Companies.

(ii)         Schedule 3.2(p)(ii) sets forth the following: a true, complete and accurate list of each employee, independent contractor or consultant of the PMG Companies and each of its Subsidiaries, his or her date(s) of hire or engagement by the PMG Companies or such Subsidiary, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is full-time or part-time, whether such employee is exempt or non-exempt, whether such employee has any work restrictions or need for accommodations, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Except as disclosed on Schedule 3.2(p)(ii), neither the PMG Companies nor any of its Subsidiaries has any unsatisfied Liability to any previously terminated employee or independent contractor. The PMG Companies and each of its Subsidiaries have disclosed to the Buyer all of their written employee handbooks, policies, programs and arrangements, and have provided the Buyer with a written summary of all of their oral employee handbooks, policies, programs and arrangements. All of the PMG Companies’ employees that are paid on a commission basis have entered into written employment agreements with the PMG Companies, valid as of the date of the date of this Agreement.

(iii)        Except as disclosed on Schedule 3.2(p)(iii), all Persons employed by the PMG Companies or any of its Subsidiaries are employees at will or otherwise employed such that the PMG Companies or such Subsidiary may lawfully terminate their employment at any time, with or without cause, without creating any cause of action against the PMG Companies or its Subsidiaries, or otherwise giving rise to any Liability of the PMG Companies or its Subsidiaries, including but not limited to any Liability for wrongful discharge, breach of contract, or tort.

(iv)        No Claim has been filed with any Governmental Authority alleging that the PMG Companies or any of its Subsidiaries has violated any Law related to employment or termination of employment, employment practices, terms and conditions of employment, compensation, labor or employee relations, equal employment opportunity, and fair employment practices, whistle-blowing, retaliation, or employee safety or health (“Employment Laws”) nor, to the Knowledge of the PMG, is any now threatened, and the to the Knowledge of PMG there is no basis for any such Claim. Neither the PMG Companies nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of any Employment Law sought or intended to conduct any inspection, investigation, audit, or compliance review pertaining to any employees of the PMG Companies or any of its Subsidiaries. The PMG Companies and its Subsidiaries has complied in all material respects with all applicable Employment Laws, including but not limited to any provisions thereof relating to wages, hours, immigration, termination pay, vacation pay, fringe benefits, pension plans, collective bargaining and the Plans and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and the PMG Companies and its Subsidiaries are not liable for any arrearage, Taxes, costs, damages, judgments, charges, unpaid wages, compensation or other penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, the PMG Companies have not incurred a violation of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable state insurance continuation Law. No material COBRA or other state insurance continuation Law violation relating to benefits continuation exists or will exist with respect to any employees of the PMG Companies or any of its Subsidiaries prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby. The PMG Companies and its Subsidiaries have not previously incurred Liability, penalty or other charge under the Workers Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., or any comparable state or local Law.

(v)          Schedule 3.2(p)(v) contains a description of the facts on which such PMG Company based its classification of each Person listed as an independent contractor on Schedule 3.2(p)(ii). Except as set forth in Schedule 3.2(p)(v), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any PMG Company to be in breach of any agreement with any employee, contractor or consultant or cause such PMG Company to be liable to pay any severance or other amount to any employee, contractor or consultant of such PMG Company.

(q)          Employee Benefit Plans. Except as set forth in Schedule 3.2(q) and to PMG’s Knowledge,

(i)          no PMG Company nor any ERISA Affiliate maintains, contributes to, or has any liability with respect to any past or present Plans;

(ii)         each Plan conforms (and have at all times conformed) to the requirements of ERISA, the Code and all applicable laws in all material respects and each Plan has been maintained in all material respects in accordance with its documents and with all applicable provisions of the Code, ERISA and other applicable laws, including federal and state securities laws; and all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable laws have been fully and completely satisfied with respect to each Plan;

(iii)        there are no pending or threatened actions, liens, lawsuits, complaints or claims by or on behalf of any Plans, or by or on behalf of any participants or beneficiaries of any Plans or other persons, alleging any breach of fiduciary duty on the part of any PMG Company or any of its officers, directors or employees under ERISA or any applicable law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor, to the Knowledge of PMG, is there any basis for any such claim. No Plan is presently under audit or examination (nor to the Knowledge of PMG, has notice been received of a potential audit or examination) by the Internal Revenue Service, the Department of Labor, or any other governmental entity, and no matters are pending, or, to the Knowledge of PMG, threatened, with respect to any Plan under any Internal Revenue Service program. No PMG Company nor any plan administrator of any Plan has received any communication or correspondence from the Department of Labor or the Internal Revenue Service in respect of the failure to comply with the Form 5500 filing requirements, including, but not limited to, any notification in writing of any failure to file a timely annual report under Title I of ERISA or any Department of Labor Notice of Intent to Assess a Penalty;

(iv)        all contributions, premiums and other payments required to be made by each PMG Company or any ERISA Affiliate to or under the Plans have been made timely and all such contributions, premiums and other payments not yet due have been properly accrued on the books of PMG and in accordance with GAAP;

(v)         no Plan has any unfunded liabilities;

(vi)        all Plans that provide health and welfare benefits are fully insured and any Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable laws;

(vii)       with respect to all Plans, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could result in any liability, direct or indirect, for the Company or any stockholder, officer, director, or employee of the Company;

(viii)      none of the Plans are or have been subject to Title IV or ERISA or Section 409A of the Code;

(ix)         no PMG Company has incurred any material liability for any excise, income or other taxes or penalties with respect to any Plan, and, to the Knowledge of PMG, no event has occurred and no circumstance exists or has existed that could give rise to any such material liability;

(x)          none of the Plan provides or promises welfare benefit to any retirees other than as required by COBRA or similar state insurance laws;

(xi)         all of the Plans which are intended to be tax-qualified have been determined by the Internal Revenue Service to be qualified under section 401(a) of the Code and exempt from Tax under section 501(a) of the Code, and each such determination remains in effect and has not been revoked, and to the Knowledge of PMG, nothing has occurred, or could reasonably be expected to occur, with respect to the design or operation of any tax-qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or Tax under ERISA or the Code, and the tax-qualified Plans have been timely amended to comply with current law;

(xii)        timely notice was provided to the Department of Labor of the existence of all Plans which are or were intended to be ERISA-exempt top hat plans in accordance with applicable ERISA regulations; and

(xiii)       none of the Plans are multiple employer plans or multiple employer welfare benefit arrangements.

Copies of all current Plan documents have been provided to the Buyer or made reasonably available to the Buyer prior to the Closing, including but not limited to all documents constituting the Plans, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; the most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto; all Internal Revenue Service determination letters for the Plans; the most recent summary plan description and summaries of material modifications and any amendments or modifications thereof; all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; all notices that were issued within the preceding three years by the Internal Revenue Service, Department of Labor, or any other governmental entity with respect to the Plan; all memoranda, minutes, resolutions and similar documents describing the manner in which each Plan is or has been administered or describing corrections to the administration of a Plan; and all employee manuals or handbooks containing personnel or employee relations policies.

No PMG Company nor any ERISA Affiliate has any benefit obligations (or tax reimbursement obligations with respect to noncompliance with Section 409A of the Code) not expressed in the terms of the Plans.

This transaction will not trigger any funding, benefit payment or benefit acceleration rights or obligations (including any excess parachute payments under Code Section 280G) under any Plans or under any employment or similar agreements.

(r)          Licenses, Permits and Approvals. Each PMG Company has obtained and possesses all Permits used in, material to or necessary for the conduct of the Business, and has made all registrations or filings with, or notices to any Governmental Authority or any other Person necessary for the lawful conduct of the Business or necessary for the lawful ownership of the properties and assets of the Business. Schedule 3.2(r) lists all domestic and foreign governmental and regulatory licenses, permits and approvals, or any pending applications therefor, necessary to or used in the Business as presently conducted and as proposed to be conducted (the “Permits”). All such Permits are in full force and effect. There are no claims or proceedings, including without limitation, relating to Environmental Laws and Laws relating to labor and employment, pending or, to any PMG Company’s Knowledge, threatened, challenging the validity of or seeking to discontinue, any such Permits.

(s)         Unlawful Payments. No payments of either cash or other consideration have been made to any Person by any PMG Company or on behalf of such Party by any agent, employee, officer, director, or equity holder of PMG or any other Person, that were unlawful under the Laws of the United States or any state or any other foreign or municipal Government Authority having appropriate jurisdiction over PMG.

(t)          Compliance with Laws.

(i)          Each PMG Company and its facilities are in compliance with and have not in the past violated any applicable Law, including, Environmental Laws and Laws relating to labor and employment, and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by any PMG Company, or filed, commenced or threatened against any PMG Company alleging any violation of any applicable Law, including Environmental Laws and Laws related to labor and employment.

(ii)         No PMG Company is subject (or has, within the last five (5) years from the date hereof, been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, in each case relating to the products manufactured, made, developed, under development, stored or sold by any PMG Company by any Governmental Authority having or asserting responsibility for the regulation of products manufactured in the Business.

(u)         Suppliers and Customers. Schedule 3.2(u) contains a list of all Persons to whom any PMG Company has sold, either individually or in the aggregate, goods and/or services in excess of $25,000, or from whom any PMG Company has bought individually or in the aggregate goods and/or services in excess of $25,000, in either case during the 2010, 2011 or 2012 calendar years. Since the Latest Balance Sheet Date, no such licensor, vendor, supplier or licensee or any customer of any PMG Company has canceled or, to the Sellers’ Knowledge, otherwise adversely modified its relationship with such PMG Company, no such Person has any intention to do so, and there are no disputes or problems or notices of dissatisfaction with or from any customer of any PMG Company, and the consummation of the transactions contemplated hereby shall not adversely affect any relationships with any such customer. No contracts, agreements or other arrangements to which any PMG Company is a party contain any provision that will upon or after Closing entitle the other party or parties to terminate the contract, agreement or arrangement or to vary its terms. To the Sellers’ Knowledge, no supplier or customer of the Company described in Schedule 3.2(u) will cease dealing with or reduce its sales to or purchases from any PMG Company. To the Knowledge of the Sellers, except as contemplated by this Agreement, no officer, director or senior employee of any PMG Company will terminate his or her relationship with any PMG Company as a result of the occurrence of the transactions contemplated by this Agreement.

(v)         Insurance.

(i)          Schedule 3.2(v) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which any PMG Company is or within the past three (3) years has been a party, a named insured, or otherwise the beneficiary of coverage at any time: (A) the name of the insurer, the name of the policyholder, and the name of each covered insured; (B) the policy number and the period of coverage; and (C) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage. The insurance coverage that PMG carries is adequate and appropriate for the Business as presently conducted and proposed to be conducted.

(ii)         With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; (C) neither PMG nor any other party to the policy (including the Company’s Subsidiaries) is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

(w)        Products Liability; Warranties. Except as otherwise set forth in Schedule 3.2(w) and to PMG’s Knowledge: (i)  there exists no (a) latent defect in the design or manufacture of any of the products of the Business or (b) pending or threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Authority relating to any product alleged to have been manufactured, distributed or sold by any PMG Company to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; and (ii) there exists no pending or threatened products liability claims, except to the extent reserved for on the face of the Latest Balance Sheet. Schedule 3.2(w) sets forth the material terms and conditions of all express product warranties under which the Company may have Liability after Closing.

(x)          Brokers’ Fees. Neither PMG nor any PMG Company has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(y)         Environmental. There are no claims by any Governmental Authority or other Person pending or, to the Knowledge of PMG, threatened against any of the Purchased Assets or any PMG Company in respect of the Business under any Environmental Law.

(z)         Restrictions on Business Activities. There is no judgment, injunction, order, decree, proceeding to which any PMG Company is a party or, to the Knowledge of PMG, by which any PMG Company or its assets are or may be bound, which prohibits or impairs the conduct of the Business by such PMG Company as it is currently conducted and proposed to be conducted, nor, to the Knowledge of PMG, is there any claim or proceeding pending or threatened with respect thereto.

(aa)       Disclosure. Nothing contained in this Agreement, the Ancillary Agreements, and Schedule or Exhibit attached hereto or thereto or delivered in accordance with the terms hereof or thereof contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to the Buyer which results in, or could reasonably be anticipated to result in, a Material Adverse Effect.

3.3         Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to PMG and the PMG Companies that the statements contained in this Section 3.3 are correct and complete as of the date of this Agreement and the Buyer hereby covenants that said statements will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.3).

(a)         Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)         Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the prior sentence, the Board of Directors of the Buyer has duly authorized the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby. This Agreement and each of the Ancillary Agreements, as applicable, to which the Buyer is a party has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(c)         Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or conflict in any way with any Law, (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Articles of Incorporation or Bylaws, or (iii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Buyer is a party or by which either of them is bound or to which any of their respective assets are subject, except where such violations, conflicts, breaches, defaults or other events would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 3.3(c), the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the parties to consummate the transactions contemplated by this Agreement and in order that such transactions shall not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Buyer assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

4.          CLOSING CONDITIONS

4.1         Conditions to Obligation of the Buyer. The obligations of GEE and the Buyer to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:

(a)         The representations and warranties set forth in Sections 3.1 and 3.2, which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties set forth in Sections 3.1 and 3.2 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date;

(b)         Each PMG Company shall have performed and complied with all of their respective covenants hereunder through the Closing Date;

(c)         PMG shall have delivered to the Buyer a certificate signed by an officer of PMG to the effect that each of the conditions set forth in Sections 4.1(a), (b), (e), and (h) have been satisfied in all respects;

(d)         The PMG Companies shall have delivered to the Buyer a certificate signed by either Warren or Samnani to the effect that each of the conditions set forth in Sections 4.1(a), (b) and (e) have been satisfied in all respects;

(e)         There shall not have been, since the Latest Balance Sheet Date, any change in or effect on any PMG Company’s assets, financial condition, operating results, customer or employee relations, business prospects or financial statements theretofore supplied by PMG or the PMG Companies to the Buyer which is or may reasonably be expected to result, in a Material Adverse Effect;

(f)         The Buyer shall be satisfied in its reasonable discretion with the number and functions of the Transferred Employees;

(g)         Each of the deliveries contemplated by Section 2.7(b)(i) shall have been made;

(h)         The Buyer shall have received a true and correct set of the PMG Disclosure Schedules, which schedules shall be accurate, complete and in all respect satisfactory to the Buyer, in its sole and absolute discretion; and

(i)          No action, suit or proceeding shall be pending or threatened before any Governmental Authority which would prevent or inhibit the consummation of the transactions contemplated hereby or seek to impose any liability on any Party as a result of the consummation of the transactions contemplated hereby, and all necessary regulatory approvals shall have been obtained.

4.2         Conditions to Obligations of PMG and the PMG Companies. The obligations of PMG and the PMG Companies to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:

(a)         The representations and warranties set forth in Section 3.3 above that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties set forth in Section 3.3 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date;

(b)         The Buyer shall have performed and complied with all of its covenants hereunder through the Closing Date;

(c)         The Buyer shall have delivered to the PMG Companies and PMG a certificate signed by an officer of the Buyer to the effect that each of the conditions specified in Sections 4.2(a), (b) and (e) are satisfied in all respects;

(d)         Each of the deliveries contemplated by Section 2.7(b)(ii) shall have been made;

(e)         Each of the Sellers and each of the PMG Companies have been released from all liabilities under the Union Bank Obligations; and

(f)          No action, suit or proceeding shall be pending or threatened before any Governmental Authority which would prevent or inhibit the consummation of the transaction contemplated hereby or seek to impose any Liability on any Party as a result of the consummation of the transactions contemplated hereby, and all necessary regulatory approvals shall have been obtained.

4.3         No Waiver. Notwithstanding anything to the contrary set forth herein, if any of the conditions set forth in Section 4.1 have not been satisfied, the Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if the conditions specified in Section 4.2 shall not have been satisfied, PMG and the PMG Companies shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

5.          ADDITIONAL AGREEMENTS

5.1         Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing Date:

(a)          General. At any time and from time to time after the Closing Date without further consideration, each Party shall, at the reasonable request of the other Party and at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Article VI), execute and deliver such further instruments of conveyance, assignment, assumption and transfer with respect to the Purchased Assets and the Assumed Liabilities and take such further action as may be necessary or appropriate in order to (i) effectuate the intent of this Agreement, (ii) perfect or record title of the Buyer in the Purchased Assets, (iii) put the Buyer in possession of the Purchased Assets, (iv) provide such other Party in all material respects with the intended benefits of this Agreement. In the event that the Buyer receives any of the Excluded Assets, the Buyer agrees to promptly return or cause the return of such assets to PMG Companies at PMG Companies’ expense. In the event that any PMG Company retains any of the Purchased Assets, such PMG Company agrees to promptly transfer or cause the transfer of such assets to the Buyer at PMG’s expense.

(b)          Non-Competition.  In consideration of the transactions contemplated by this Agreement and in order to preserve and protect the goodwill and value of the Business and the Purchased Assets conveyed hereunder, the PMG Companies and PMG hereby agree as follows:

(i)          During the period beginning on (x) the Closing, with respect to any any PMG Company and to each Seller that is not a PMG Executive, and ending on the third (3rd) anniversary of the Closing, (y) the termination of his Employment Agreement, with respect to each PMG Executive, and ending on the latter to occur of (A) third (3rd) anniversary of the Closing and (B) the first (1st) anniversary of such termination (in each case, the “Non-Competition Period”), no PMG Company nor any Seller will, and will cause or permit any of such PMG Company’s or Seller’s agents or Affiliates, either directly or indirectly, participate in any Restricted Business. For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise provided that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Company or such Seller does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any enterprise, business or venture anywhere within the United States of America and/or any other geographic areas in which the Company transacted business within the twenty-four (24) month period prior to Closing, which is active in the provisioning of any form of non-theatrical content, including the provision of operational, technical, post-production, logistics or management services, or is otherwise competitive with the Company as of the Closing. The foregoing restriction shall not prevent Sellers from continuing their ownership interest in Images In Motion (L) Inc., a Malaysian corporation.

(ii)         During the Non-Competition Period the Sellers and each PMG Company will not, and will not cause or permit any of their agents or Affiliates or any other Person to, either acting jointly or individually, (A) induce or attempt to induce any employee of GEE, the Buyer or any of their Affiliates to leave such entity’s employ or in any way interfere with the relationship between the Buyer or its Affiliates or successors (the “Buyer Group”) and any of their employees, or actually hire any of the Buyer Group’s employees, or (B) induce or attempt to induce any supplier, licensee, licensor, franchisee, customer or other business relation of the Business (“Customer or Business Relation”) to cease doing business with any member of the Buyer Group or in any way interfere with the relationship between any member of the Buyer Group and any such Customer or Business Relation.

(iii)        The Buyer would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 5.1(b). In the event of an alleged or threatened breach by any Seller or PMG Company of any of the provisions of this Section 5.1(b), the Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Competition Period described above will be tolled with respect to the particular Seller and PMG Company until such alleged breach or violation is resolved. The Sellers and each PMG Company agree that the restrictions in this Section 5.1(b) are reasonable protections under the circumstances of the sale of the Purchased Assets to the Buyer. If, at the time of enforcement of any of the provisions of this Section 5.1(b), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Sellers and each PMG Company agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(iv)        Notwithstanding the foregoing, if Buyer terminates the employment of either Seller for any reason other than Cause, the provisions in Section 5.1(b)(i) above regarding the obligation of the Seller whose employment has been so terminated to not participate in a Restricted Business shall terminate as of the last day of the employment of such Seller. All other terms of this Section 5.1 shall remain in full force and effect.

(c)          Confidentiality.  PMG and the PMG Companies shall, and shall cause their Affiliates to treat and hold, and shall use their reasonable best efforts to cause its and their respective representatives to hold, as confidential all of the Confidential Information, refrain from using any of the Confidential Information (except, as applicable, as directed by GEE or the Buyer) and shall deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in PMG’s, the PMG Companies’ or their Affiliates’ possession. In the event that the PMG Companies or PMG are requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the PMG Companies and PMG will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(b).

(d)          Waiver and Release. Effective as of the Closing, the Sellers, on behalf of themselves and their successors and assigns (collectively, the “Releasing Parties”), irrevocably and unconditionally waive and release any and all rights with respect to, and release, forever acquit and discharge each PMG Company and its directors, officers, employees, members, managers, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (the “Released Parties”) with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing (the “Released Claims”). The Sellers further represent and warrant that they have not assigned or otherwise transferred any right or interest in or to any of the Released Claims. The Sellers further acknowledge that the Sellers are aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Sellers hereby expressly waive, surrender and agree to forego any protection to which the Sellers would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. This Section 5.2 shall not apply to claims against the Buyer for fraud or willful misconduct or for the breach of any representations, warranties or covenants set forth herein, to the extent applicable.

(e)          Restricted L/C Cash. Following the Closing Date, Buyer shall use all reasonable efforts to have the Restricted L/C Cash released as security for the Specified LCs. In that regard, if all or any portion of the Restricted L/C Cash is so released and not otherwise replaced with restricted cash, a reduction in borrowing availability or any other security from the Buyer (the “Released Cash”), then all such Released Cash shall be paid to Sellers within five (5) days of the Buyer’s receipt thereof. If the Restricted L/C Cash has not been so released by May 1, 2014, then Buyer shall pay to the Sellers cash in the amount of $400,000, and all further obligations of Buyer to the Sellers with respect to any Released Cash received by Buyer thereafter shall terminate.

5.2         Tax Matters.

(a)          Transfer Taxes. PMG shall pay all transfer, sales, use, gains, documentary, stamp, value added, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed on PMG or the PMG Companies as a result of the transaction contemplated by this Agreement (collectively, the “Transfer Taxes”), and any penalties and interest with respect to Transfer Taxes. PMG shall at its own expense properly file on a timely basis all necessary Tax Returns and other documentation with respect to the Transfer Taxes and provide to the Buyer evidence of payment of all applicable Transfer Taxes.

(b)          Periodic Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations (“Periodic Taxes”) levied with respect to the Purchased Assets relating or attributable to any Straddle Period shall be apportioned between PMG and the Buyer based on the number of days of such Straddle Period in the period beginning before and ending on and including the Closing Date, on the one hand, and the number of days in the Straddle Period beginning the day after the Closing Date, on the other hand. PMG and the PMG Companies shall be liable for the proportionate amount of such Periodic Taxes that is attributable to the portion of such Straddle Period beginning before and ending on and including the Closing Date, and the Buyer shall be liable for the proportionate amount of such Periodic Taxes attributable to the portion of such Straddle Period beginning the day after the Closing Date.

(c)          Cooperation. The PMG Companies, PMG and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. PMG, the PMG Companies, and the Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to PMG relating to any taxable period beginning on or before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Buyer or PMG, as the case may be, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or PMG, as the case may be, shall allow the other Party to take possession of such books and records.

(d)          Allocation. Within thirty (30) Business Days after the final resolution of the adjustments provided pursuant to Section 2.4, the Buyer shall provide to PMG for its review a schedule which will provide for the allocation of the sum of the Purchase Price (as adjusted pursuant to Section 2.4) and the Assumed Liabilities among the Purchased Assets, which allocation schedule shall be in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder or comparable provisions of state or local law (such schedule, as revised pursuant to this Section 5.3(d) for any Earnout Payments pursuant to Section 2.5 or otherwise the “Allocation Schedule”). The PMG Companies shall have 10 business days to review and object to such Allocation Schedule. In the event of such objection, the parties shall resolve any dispute in the manner set forth in Section 2.4. In the event that any adjustment to the Purchase Price is paid between the Parties pursuant to the terms of this Agreement including as a result of Earnout Payments pursuant to Section 2.5, the Buyer shall provide the PMG Companies revised Allocation Schedule and the principles of this Section 5.2(d) shall apply to each revised Allocation Schedule. Each of the Parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns, including Internal Revenue Service Form 8594, in a manner consistent with the Allocation Schedule (subject to adjustment in accordance with this Section 5.2(d) in the event of any adjustment to the Purchase Price) and (ii) take no position in any Tax Return, audit, proceeding, Tax contest or otherwise that is inconsistent with the Allocation Schedule (subject to adjustment in accordance with this Section 5.2(d) in the event of any adjustment to the Purchase Price). In the event that any of the allocations set forth in the Allocation Schedule are disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute, and use reasonable best efforts to contest such dispute in a manner consistent with the Allocation Schedule.

5.3         Employee and Related Matters.

(a)          Transferred Employees. As of the Closing Date, the employees of PMG listed on Schedule 5.3(a) who are actively employed by any PMG Company as of the Closing Date shall be offered employment by GEE, the Buyer or one of its Affiliates (the “Employer”). Such employees of PMG who accept employment with the Employer shall be referred to herein as “Transferred Employees.” The employees of any PMG Company who are not offered employment, or who do not accept employment, with the Employer shall be referred to herein as “Non-Transferred Employees.” Nothing in this Agreement shall limit the Employer’s ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause. None of GEE, the Buyer nor any of its Affiliates shall have any Liability in excess of the PMG Severance Cap with respect to any Non-Transferred Employee or former employee or retiree of any PMG Company (including any Person currently covered by any benefit plan of any PMG Company who is not a Transferred Employee), regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date). PMG shall be solely responsible for the payment of all wages, compensation, bonuses and commissions employee benefits (including, without limitation, any severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of the Non-Transferred Employees, any PMG Company’s employees, former employees or retirees based on or arising under employment with such PMG Company and to the Transferred Employees based on or arising under employment with thereby for the period prior to the Closing Date. Except with regard to the PMG Severance Cap, the Employer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including, without limitation, any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any of the Transferred Employees relating to or arising out of their employment with the Employer. Neither the Buyer nor any of its Affiliates shall assume any Liability with respect to any Plan or other employee benefit plan of any kind or nature maintained by PMG for any of its employees, former employees or retirees.

(b)          Defined Contribution Plans. Prior to or on the Closing Date, PMG shall make all employee and required employer contributions with respect to the Transferred Employees’ employment service prior to the Closing Date to the PMG Company’s 401(k) plan (the “PMG 401(k) Plan”) and shall cause the accounts of all Transferred Employees under the PMG 401(k) Plan to become fully vested as of the Closing Date. Subject to the terms and conditions of the Employer’s 401(k) plan, Transferred Employees with outstanding participant loan balances under the PMG 401(k) Plan shall be permitted to roll over their plan loans to the Employer’s 401(k) plan after the Closing as part of any qualifying rollover distribution. PMG shall not place any participant loan in default under the PMG 401(k) Plan; provided that each Transferred Employee apply for a distribution and rollover of his or her 401(k) Plan in a timely manner so that rollovers can be made prior to the end of the grace period for the repayment of the loan.

(c)          Employee Benefits. As of the Closing Date, Employer shall permit Transferred Employees to be eligible to participate in all employee plans and benefit arrangements of Employer in which similarly situated employees of Employer are generally eligible to participate in accordance with the then prevailing terms of such employee plans and benefit arrangements, provided that nothing herein shall prevent Employer from terminating the employment of any such Transferred Employee or modifying or terminating such plans from time to time.

(d)          Mutual Cooperation. Subject to applicable law (including any privacy laws), each PMG Company shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including, without limitation, addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with PMG (and predecessors of PMG) prior to the Closing Date. PMG and the Employer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 5.4.

5.4         Transitional Assistance. Neither PMG nor any PMG Companies shall in any manner take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, manufacturers, service providers, employees, lessors, licensors and other business relations of the Company from maintaining the same business relationships with GEE, the Buyer and their Affiliates after the date of this Agreement. Without in any way limiting the generality of the foregoing, neither PMG nor any PMG Companies shall sue or otherwise pursue any claims against any business relation of any of the PMG Companies with respect to any Purchased Asset or Assumed Liability or with respect to any Customer or Business Relations, provided that (a) the PMG Companies shall be entitled to defend itself against any claims brought by any such Customer or Business Relation or to assert counter-claims, offsets or any affirmative defenses against such Customer or Business Relation, (b) if any third party shall bring any claim against the PMG Companies that the PMG Company reasonably believes is the responsibility or liability of a Customer or Business Relation, then the PMG Companies shall have the right to bring a claim in the nature of impleader against such Customer or Business Relation with respect to such claim, and (c) the PMG Companies shall be entitled to pursue causes of action against any Customer or Business Relation or as otherwise necessary to protect or enforce their rights with regard to any Excluded Asset or Excluded Liability.

5.5         Press Releases and Announcements. Prior to Closing, no Party shall, nor shall it permit any of its directors, officers, employees, agents, or representatives to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties hereto, provided that the Parties shall mutually agree to coordinate a press release relating to the material terms and conditions set forth herein on or before May 8, 2013. Following the Closing, the Sellers and the Company shall not, nor shall it permit any of its agents or representatives to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of GEE, provided that both prior to and following Closing, any Party may make any public disclosure required by Law, in which case the disclosing Party will advise the other Party prior to making the disclosure and shall insofar as may be practicable reflect in such disclosure substantially all reasonable comments of the other Parties.

5.6         Registration of Unregistered Shares. Within five (5) Business Days of the Closing Date the Buyer shall use all reasonable efforts to file a Registration Statement on Form S-3 with the Securities and Exchange Commission with respect to the registration of the Share Consideration. Subject to the terms of the Lock-Up Agreements, following the effectiveness of such Registration Statement, the Share Consideration shall be transferable in the public market. If the Share Consideration is not subject to an effective Registration Statement on or before forty-five (45) days following the Closing Date, the Buyer agrees to immediately repurchase 128,866 shares of the Share Consideration at the Buyer Share Price, with such amount to be paid and such repurchased shares transferred within 10 business days of the expiration of such 45 day period.

6.          INDEMNIFICATION

6.1         Indemnification.

(a)          Survival Periods Generally. All of the representations and warranties of the PMG Companies, the Sellers and the Buyer (other than the representations and warranties under Section 3.1 (Representations and Warranties of the Sellers), 3.2(a) (Organization, Qualification and Authority), 3.2(b) (Authorization of Transaction), 3.2(c) (Noncontravention), 3.2(d) (Capitalization), 3.2(i) (Tax Matters), 3.2(j)(iii) (Title to Assets), 3.2(q) (Employee Benefit Plans), 3.2(x) (Broker’s Fees) and 3.2(z) (Environmental) (collectively, the “Special Representations”)) shall survive the Closing, and shall continue in full force and effect until May 31, 2015 (the “Survival Period”), after which period such representations and warranties shall terminate and have no further force or effect. The Special Representations shall survive the Closing indefinitely and shall continue in full force and effect thereafter. All covenants of the Parties in this Agreement shall survive the Closing and shall continue in full force thereafter.

(b)          Indemnification by the Sellers and the PMG Companies. The Sellers and the PMG Companies, jointly and severally, shall indemnify, protect, defend and hold GEE, the Buyer and each of their respective Affiliates, directors, officers, employees and agents (collectively, the “Acquiring Parties”) harmless from and against the entirety of any and all suits, orders, losses, damages, penalties, dues, fines, costs, amounts paid in settlement, Liabilities, obligations, expenses, interest and fees (including reasonable attorneys’, consultants and experts’ fees and disbursement and court costs) (collectively, “Losses”) sustained or incurred, directly or indirectly, by any Acquiring Party that are caused by, result from, relate to, arise out of or are in the nature of:

(i)          any breach or inaccuracy of any representation or warranty of the Sellers or the PMG Companies contained in Sections 3.1 and 3.2 of this Agreement or in the disclosure schedules relating thereto delivered by them in connection herewith;

(ii)         any breach or non-performance by the Company or any Seller of any of its covenants set forth in this Agreement;

(iii)        the assertion against any Acquiring Party of any Excluded Liability, including any Excluded Liability asserted against or imposed on the Buyer as a result of transferee, successor or similar liability (including bulk transfer or similar laws), operation of law or otherwise; or

(iv)        any breach or inaccuracy of any representation or warranty of the Sellers or the Company under any Ancillary Agreement.

(c)          Indemnification by GEE and the Buyer. GEE and the Buyer shall, jointly and severally, indemnify, defend and hold harmless each of the Sellers and PMG from and against any Losses that the Company shall suffer, sustain or become subject to, through and after the date of the claim for indemnification, resulting from (i) any breach of the representations and warranties of the Buyer contained in Section 3.3, (ii) any breach of any covenant on the part of the Buyer in this Agreement, (iii) the Purchased Assets arising after the Closing Date, and (iv) the Assumed Liabilities.

(d)          Indemnifiable Losses. All Losses for which the Acquiring Parties are entitled to seek indemnification under this Agreement are referred to herein as “Buyer Indemnifiable Losses.” All Losses for which the Company is entitled to seek indemnification under this Agreement are referred to herein as “PMG Indemnifiable Losses.”

6.2         Limitations on Indemnification. The indemnification obligations set forth in Section 6.1 shall be subject to the following limitations:

(a)          The aggregate liability of the Sellers and PMG Companies under this Agreement, including without limitation the obligation to indemnify the Acquiring Parties from and against any Buyer Indemnifiable Losses arising from any breach of Section 6.1(b) shall not, in any event, exceed an amount equal to the sum of the (i) Escrow Amount plus (ii) maximum aggregate Earn-Out Payment that may be due under the terms of this Agreement (collectively, the “Cap”), provided that the Cap shall not apply to any breach or inaccuracy of any of the Special Representations or any claims relating to fraud or willful misconduct. The PMG Companies shall not have any liability under Section 6.1(b) unless the aggregate amount of Buyer Indemnifiable Losses exceeds $20,000 and, in such event, the PMG Companies shall be liable for only those Losses in excess of such $20,000 threshold.

(b)          The aggregate liability of the Buyer to indemnify PMG and the Sellers from and against any PMG Indemnifiable Losses arising from any breach of Section 6.1(c)(i) shall not, in any event, exceed the Cap.

6.3         Insurance Recovery and Tax Benefit Amounts. Any indemnification due by the Sellers or the Company for any Buyer Indemnifiable Losses under Sections 6.1 shall be: (a) reduced by the amount of any insurance recovery payment actually received by the Buyer, if and to the extent such payment relates to such Buyer Indemnifiable Loss, net of any tax chargeable to the Buyer and any reasonable expenses incurred by the Buyer to obtain such proceeds; and (b) reduced by an amount equal to the Tax Benefit Amount attributable to the Buyer Indemnifiable Loss that gave rise to such indemnity payment if and to the extent that the Tax Benefit Amount is realized prior to the date on which indemnification is paid by the Sellers or the Company in accordance with this Article 6.

6.4         Indemnification Procedures.

(a)          Within a reasonable period of time after the incurrence of any Loss by any Person entitled to indemnification pursuant to Section 6.1 (an “Indemnified Party”), including, any Third Party Claim which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Indemnification Certificate”), which shall:

(i)          state that the Indemnified Party has paid or properly accrued a Loss or anticipates that it will incur a Loss for which such Indemnified Party is entitled to indemnification pursuant to this Agreement;

(ii)         specify in reasonable detail each individual item of the Loss, the amount to which the Indemnified Party alleges it is entitled, or the fact that the Indemnified Party is not yet able to quantify the amount to which it is allegedly entitled, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related; and

(iii)        be delivered to the Indemnifying Party.

(b)          If an Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Indemnification Certificate, the Indemnifying Party shall, within ten (10) Business Days after receipt by the Indemnifying Party of such Indemnification Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement (a “Memorandum of Agreement”). Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party shall be permitted to submit such dispute to an Arbitrator pursuant to Section 2.4. The party that receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable arbitration costs, attorney and consultant’s fees or expenses by the other party.

(c)          Claims for Losses specified in any Indemnification Certificate to which an Indemnifying Party shall not object in writing within ten (10) Business Days of receipt of such Indemnification Certificate, claims of Losses covered by a Memorandum of Agreement and claims of Losses the validity and amount of which shall have been the subject of a final arbitral determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 6.5, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment, subject in respect of any Buyer Indemnifiable Losses, to the Buyer’s rights under the Escrow Agreement and pursuant to Section 2.5(c).

6.5         Matters Involving Third Parties.

(a)          If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof pursuant to Section 7.5, provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b)          Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, which shall be reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Section 6.5, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and will at all times continue to have the financial resources to defend against the Third Party Claim (including any increased losses caused by such defense) and fulfill its indemnification obligations hereunder with respect thereto and provides security therefor, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and at its own costs and expense and (iv) the Third Party Claim does not involve injunctive relief, specific performance or other similar equitable relief, any Claim in respect of Taxes, any Governmental Authority, or any potential damage to the goodwill, reputation or overriding commercial interests of the Buyer or the Business.

(c)          So long as the conditions set forth in Section 6.5(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 6.5(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, and (v) the Indemnified Party shall, at the Indemnifying Party’s request and at the Indemnifying Party’s expense, cooperate in the defense of the matter. In the event that the conditions in Section 6.5(b) are not satisfied or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim to the entire exclusion (including with respect to settlement or entry of judgment) and at the entire expense of the Indemnifying Party.

6.6         Certain Determinations. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and covenant in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) "material" or "Material Adverse Effect” or similar qualifiers as if such words and surrounding related words (e.g. “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation, warranty or covenant. The right to indemnification, payment of Losses of an Indemnified Party or for other remedies based on any representation, warranty or covenant contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

6.7         No Consequential Damages. No Indemnified Party shall be entitled to indemnity under this Section 6 for any consequential, indirect, remote or unforeseeable Losses, including lost profits or lost revenues.

7.          MISCELLANEOUS

7.1         No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

7.2         Entire Agreement. This Agreement and the Ancillary Agreements, including their respective schedules, exhibits, appendices, annexes, indices, and other attachments, if any, (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and thereof and the transactions contemplated hereby and thereby, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby, and (c) supersede and merge herein and therein any prior negotiations, discussions, representations, understandings, and agreements between any of the Parties, whether oral or written, with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby, including without limitation, that certain Letter of Intent dated as March 27, 2013 by and between GEE and PMG. Each Party acknowledges that no other Party nor any of such other Parties’ Affiliates has made any representation, warranty, restriction, promise, undertaking or agreement with respect to such subject matter other than those set forth herein and therein.

7.3         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Each Party shall not, and shall not purport, to assign any of such Party’s rights hereunder or delegate any of such Party’s obligations hereunder without the prior written consent of GEE in the case of an assignment by PMG or the Sellers and by PMG in the case of an assignment by GEE or the Buyer, and any such purported assignment or delegation without obtaining such written consent will be void, ab initio; provided that GEE is permitted to assign any of the Buyer’s rights hereunder or delegate any of the Buyer’s obligations hereunder to one or more of GEE’s Affiliates, in each case without releasing GEE from any obligations under this Agreement.

7.4         Counterparts. Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or an attachment to an email in portable document format (.pdf). Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf), or any copy of this Agreement delivered by facsimile transmission, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

7.5         Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto must be in writing, addressed to each Party at the addresses provided to thereby to each other Party and will be deemed given only as follows: (1) on the date established by the sender as having been delivered personally; (2) on the date delivered by a private, internationally, recognized, overnight courier as established by the sender by evidence obtained from the courier; (3) if sent by facsimile, then upon confirmation of transmission thereof and (A) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (B) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; or (4) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Notwithstanding the foregoing contact information set forth in this Section 7.5, a Party is permitted to validly deliver a Notice pursuant hereto to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice (in accordance with this Section 7.5) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain). If more than one method for sending Notice as set forth above is used, then the earliest notice date established as set forth in this Section 7.5 will control for purposes of determining when such Notice is deemed to have been given.

7.6         Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.7         CONSENT TO JURISDICTION. EACH OF GEE, THE BUYER, THE SELLERS AND THE PMG COMPANIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN CENTRAL DISTRICT OF CALIFORNIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF SUCH PARTY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.8         WAIVER OF TRIAL BY JURY. EACH OF GEE, THE BUYER, THE PMG COMPANIES AND THE SELLERS HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY SUCH PARTY IN CONNECTION HEREWITH. THE SELLERS AND EACH PMG COMPANY HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

7.9         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of such Party’s rights, powers or privileges hereunder will be binding against any other Party. No such waiver by a Party will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers or privileges hereunder arising because of any breach, default or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior or subsequent breach, default or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers or privileges arising by virtue of any such prior or subsequent occurrence. No failure or delay by any Party in exercising any of such Party’s rights, powers or privileges hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or otherwise.

7.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.11       Expenses. Except as otherwise expressly provided herein, each Party shall bear such Party’s costs and expenses and the costs and expenses of such Party’s Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and of the Ancillary Agreements, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated. In that regard, the Sellers and/or the PMG Companies shall bear all such expenses incurred by any of the PMG Companies in connection with such matters.

7.12       Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). All amounts payable hereunder and set forth in this Agreement are expressed in U.S. dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

7.13       Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits and Schedules, and any supplements or modifications thereof, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate, and not to any other representation or warranty in this Agreement. The Exhibits and Schedules do not modify the Agreement except to the extent specifically provided in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

BUYER

GLOBAL EAGLE ENTERTAINMENT, INC.

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

GEE CONTENT SERVICES CORPORATION

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

GEE NEWCO CORPORATION

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

PMG CALIFORNIA, INC.

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: VP Legal

DTI SOFTWARE FZ-LLC

By:	/s/ Michael Pigott
Name: Michael Pigott
Title: Authorized Person

[Signature page to the Asset Purchase Agreement]

PMG

Post Modern Edit, LLC, a California limited liability company dba Post Modern Group, LLC

By:	/s/ Rick Warren
Rick Warren
Manager and President

By:	/s/ Hamid Samnani
Hamid Samnani
Manager and Vice President

RICHARD WARREN

By:	/s/ Rick Warren
Rick Warren

HAMID SAMNANI

By:	/s/ Hamid Samnani
Hamid Samnani

Exhibit A

The PMG Companies

1.    Post Modern Edit, LLC, a California limited liability company

2.    Sea Movies, LLC, a California limited liability company

3.    Media Orbit Networks, LLC, a California limited liability company

4.    Over the Line, LLC, a California limited liability company

5.    Airline Media Productions, LLC, a California limited liability company

6.    Post Modern Middle East FZ-LLC, a UAE limited liability company

7.    Post Modern Non-Theatrical Distribution, LLC, a California limited liability company

8.    Post Modern Distribution, LLC, a California limited liability company

9.    8383383 Canada Ltd., a Canadian corporation

Exhibit B

EBITDA Thresholds

Combined EBITDA		Payment
1.	$36 million	$1 million
2.	$39 million	$3 million
3.	$42 million	up to $5 million*

*If the EBITDA Threshold is more than $39 million but less than $42 million, Sellers will be entitled to an Earn-out Payment equal to (a) $3 million plus (b) $0.667 of each $1.00 of Combined EBITDA over such $39 million threshold, provided that in no instance shall the Sellers be entitled to an Earn-out Payment of more than $5 million.